UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Monster Beverage Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONSTER BEVERAGE CORPORATION

1 Monster Way

Corona, California 92879

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2021

April 28, 2021

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Monster Beverage Corporation (the “Company”) to be held on Tuesday, June 15, 2021 at 2:30 p.m. local time (the “Annual Meeting”). Similar to last year, in light of the public health impact of the novel coronavirus (COVID-19) pandemic, we will conduct our Annual Meeting exclusively as a virtual meeting via live webcast. You will not be able to attend the Annual Meeting in person. We believe that a virtual meeting will provide meaningful stockholder access and participation and also protect the health and safety of the Company’s stockholders, employees and other stakeholders. During the virtual meeting, you may ask questions and will be able to vote your shares electronically. Stockholders can access the Annual Meeting by visiting: www.virtualshareholdermeeting.com/MNST2021. This proxy is solicited on behalf of the Board of Directors of the Company.

In addition to the specific matters to be voted on at the Annual Meeting that are listed in the accompanying notice, there will be a report on the Company’s business and an opportunity for stockholders of the Company to ask questions.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2020. We believe this process allows us to provide our stockholders with the information they need in a timely manner, while reducing the environmental impact and lowering costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our Annual Report to Stockholders for the fiscal year ended December 31, 2020 and a form of proxy card or voting instruction card.

I hope that you will be able to join us. Your vote is important to us and to our business. I encourage you to vote by telephone, over the internet, or if you requested to receive printed proxy materials, by marking, signing, dating and returning your proxy card so that your shares will be represented and voted at the Annual Meeting, whether or not you plan to attend. If you attend the Annual Meeting via live webcast, you will, of course, have the right to revoke the proxy and vote your shares electronically.

The proxy materials, including this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2020, are being distributed and made available on or about April 28, 2021.

Sincerely,

/s/ Rodney C. Sacks
Rodney C. Sacks
Chairman of the Board of Directors

MONSTER BEVERAGE CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2021

TO THE STOCKHOLDERS OF THE COMPANY:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Monster Beverage Corporation (“Monster” or the “Company”) will be held on Tuesday, June 15, 2021 at 2:30 p.m. local time (the “Annual Meeting”). Due to the ongoing public health impact of the novel coronavirus (COVID-19) pandemic, this year’s Annual Meeting will be exclusively conducted as a virtual meeting via live webcast. You will be able to attend the Annual Meeting, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/MNST2021. You will not be able to attend the Annual Meeting in person. Additional information regarding attending the Annual Meeting, voting your shares and submitting questions can be found in the Proxy Statement for the Annual Meeting of Stockholders. The Annual Meeting is being held for the following purposes:

1.	To elect nine directors to serve until the 2022 annual meeting of stockholders of the Company;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021;

3.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers;

4.	To consider a stockholder proposal regarding a by-law amendment for an annual vote and report on climate change; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement for the Annual Meeting of Stockholders accompanying this Notice. Only stockholders of the Company of record at the close of business on April 22, 2021 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

All stockholders of the Company are cordially invited to attend the Annual Meeting via live webcast at www.virtualshareholdermeeting.com/MNST2021 and use their 16-digit control number provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. We encourage stockholders to log in to this website and access the webcast before the Annual Meeting’s start time. Please note that there is no in-person annual meeting for you to attend. However, to ensure your representation at the Annual Meeting, you are urged to vote by telephone, over the internet, or if you requested to receive printed proxy materials, by marking, signing, dating and returning your proxy card prior to the Annual Meeting. We encourage you to send your proxies in as early as possible. You may revoke your voted proxy at any time prior to the Annual Meeting or vote electronically if you attend the Annual Meeting via live webcast. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting electronically via live webcast, specifically request in writing that your prior proxy be revoked, or are a beneficial holder who requests a legal proxy.

If you encounter any technical difficulties with the virtual meeting platform on the Annual Meeting day, please call the technical support line number that will be posted on the virtual meeting login page.

Sincerely,

/s/ Rodney C. Sacks
Rodney C. Sacks
Chairman of the Board of Directors

Corona, California
April 28, 2021

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. IN ADDITION TO VOTING ELECTRONICALLY VIA LIVE WEBCAST, STOCKHOLDERS OF RECORD MAY VOTE VIA A TOLL FREE TELEPHONE NUMBER OR OVER THE INTERNET AS INSTRUCTED IN THESE MATERIALS. IF YOU REQUESTED TO RECEIVE A PROXY CARD OR VOTING INSTRUCTION CARD BY MAIL, YOU MAY ALSO VOTE BY MARKING, SIGNING, DATING AND MAILING THE PROXY CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED. PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BROKER OR OTHER INTERMEDIARY AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A LEGAL PROXY FORM AND VOTE YOUR SHARES IN THE MANNER PRESCRIBED BY THAT RECORD HOLDER.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be Held on June 15, 2021.

The Company’s Proxy Statement and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2020 are available at https://materials.proxyvote.com/61174X.

MONSTER BEVERAGE CORPORATION

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of Monster Beverage Corporation (“Monster” or the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, June 15, 2021 at 2:30 p.m. local time, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders of the Company. The Annual Meeting will be exclusively conducted as a virtual meeting via live webcast. You will be able to attend the Annual Meeting, vote your shares electronically, examine a list of stockholders as of the close of business on April 22, 2021 and submit questions during the meeting by visiting www.virtual shareholdermeeting.com/MNST2021. To enter the annual meeting, you will need the 16-digit control number that is printed on your proxy card. We encourage stockholders to log in to this website and access the webcast before the Annual Meeting’s start time. You will not be able to attend the Annual Meeting in person. In this proxy, unless the context requires otherwise, references to “we,” “our,” or “us” refer to Monster.

The proxy materials, including this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2020, are being distributed and made available on or about April 28, 2021. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the Annual Meeting. Please read it carefully.

Notice of Internet Availability of Proxy Materials

In accordance with rules and regulations adopted by the SEC, we have elected to provide our stockholders access to our proxy materials over the internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 28, 2021 to our stockholders who owned the Company’s common stock, par value $0.005 per share (“Common Stock”), at the close of business on April 22, 2021. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice, or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice.

Householding

If you are a beneficial owner, your bank or broker may deliver a single proxy statement, along with individual proxy cards, or individual Notices to any household at which two or more stockholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding mailings by contacting American Stock Transfer & Trust Company, LLC, 1-800-937-5449, or by writing to American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219. Alternatively, if you wish to receive a separate set of proxy materials for this year’s Annual Meeting, we will deliver them promptly upon request to Monster Beverage Corporation, 1 Monster Way, Corona, CA 92879, or by calling (951) 739-6200 or (800) 426-7367.

Record Date, Outstanding Voting Securities

Holders of record of Common Stock at the close of business on April 22, 2021 are entitled to notice of, and to vote at, the Annual Meeting. Each share entitles its holder to one vote. As of the record date, 528,559,510 shares of our Common Stock were issued and outstanding. There are no other outstanding voting securities of the Company.

Quorum

The presence, via live webcast or by proxy, of the holders of one-third of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the Annual Meeting if they (i) are present via live webcast at the Annual Meeting or (ii) have properly submitted their vote by telephone, over the internet, or by returning their proxy card. Abstentions and withheld votes will be counted for determining whether a quorum is present for the Annual Meeting.

Required Vote

In accordance with the Company’s by-laws:

•	Directors are elected by the affirmative vote of a plurality of the votes cast electronically via live webcast or by proxy by the holders of shares of Common Stock entitled to vote in the election at the Annual Meeting (if any nominee for director receives a greater number of votes “withheld” than votes “for” such election, our director resignation policy requires that such person must promptly tender his or her resignation to the Board following certification of the results);

•	The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm shall be by the affirmative vote of the majority of the votes cast on the proposal electronically via live webcast or by proxy at the Annual Meeting (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal);

•	The approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers shall be by the affirmative vote of the majority of the votes cast on the proposal electronically via live webcast or by proxy at the Annual Meeting (the “Say-on-Pay Proposal”); and

•	The approval of a stockholder proposal regarding a by-law amendment for an annual vote and report on climate change, if properly presented at the Annual Meeting, shall be by the affirmative vote of the majority of the votes cast on the proposal electronically via live webcast or by proxy at the Annual Meeting (the “By-law Amendment for Annual Vote and Report on Climate Change Proposal”).

In each case, provided a quorum is present.

With respect to the election of directors, you may vote “for” or “withhold” authority to vote for each of the nominees for the Board. If you “withhold” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees (except with respect to the director resignation policy). Broker non-votes will have no effect on the election of the nominees. With respect to the other proposals, you may vote “for”, “against” or “abstain” from voting. If you

“abstain” from voting, your vote will have no effect on these proposals. Broker non-votes will also have no effect on the vote for these proposals.

Non-Discretionary Proposals

If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other intermediary will determine if it has the discretionary authority to vote on the particular matter. Brokers and other intermediaries may not vote uninstructed shares in (i) the election of directors, (ii) the approval of the Say-on-Pay Proposal and (iii) the approval of the By-law Amendment for Annual Vote and Report on Climate Change Proposal. If your shares are held by a broker or other intermediary and you do not instruct your broker or other intermediary how to vote for each of these proposals, no votes will be cast on your behalf. Therefore, it is important that you cast your vote if you want it to count for each of these proposals.

Discretionary Proposals

Brokers that do not receive instructions are entitled to vote on the ratification of the independent registered public accounting firm.

No stockholder shall be entitled to cumulative voting. Broadridge Financial Solutions, Inc. will receive and tabulate the proxies.

Board of Directors’ Recommendations

The Board of Directors of the Company (the “Board of Directors” or the “Board”) recommends a vote:

•	“FOR” each of the nominees to the Board (Proposal One);

•	“FOR” the ratification of Deloitte & Touche LLP as our independent registered public accountants for fiscal year 2021 (Proposal Two);

•	“FOR” the Say-on-Pay Proposal (Proposal Three); and

•	“AGAINST” the By-law Amendment for Annual Vote and Report on Climate Change Proposal (Proposal Four).

How to Vote

If on April 22, 2021 your shares are registered directly in your name with the Company’s registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares and the Notice was sent to you directly by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote electronically via live webcast at the Annual Meeting.

If you are a stockholder of record and you sign and submit a proxy card, but you do not provide voting instructions on the card, your shares will be voted “FOR” proposals 1, 2, and 3 and “AGAINST” proposal 4.

If on April 22, 2021 your shares are held in a brokerage account, bank, broker-dealer, trust or similar organization, you are considered the “beneficial owner” of those shares held in street name and the Notice was forwarded to you by that organization. The organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote your shares at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other intermediary how to vote your shares and you are also invited to attend the Annual Meeting via live webcast.

Your vote is very important to us and we hope that you will attend the Annual Meeting via live webcast. However, whether or not you plan to attend the Annual Meeting, please vote by proxy in accordance with the instructions on your proxy card, voting instruction form (from your broker or other intermediary) or the instructions that you received through electronic mail. There are three convenient ways of submitting your vote:

•	By Telephone or Internet - All stockholders of record can vote by touchtone telephone from the U.S. using the toll free telephone number on the proxy card, or over the internet using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or internet if their broker or other intermediary makes those methods available, in which case the broker or other intermediary will enclose the instructions with the proxy materials. The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

•	Via Live Webcast - All stockholders of record may vote electronically via live webcast at the virtual Annual Meeting at www.virtualshareholdermeeting.com/MNST2021 and using their 16-digit control number provided in their proxy card. Beneficial owners may vote electronically via live webcast at the Annual Meeting if their broker or other intermediary has furnished a legal proxy. If you are a beneficial owner and would like to vote your shares by proxy, you will need to ask your broker or other intermediary to furnish you with a legal proxy. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked, unless you vote again at the Annual Meeting electronically via live webcast, specifically request in writing that your prior proxy be revoked, or are a beneficial holder who requests a legal proxy.

•	By Written Proxy - All stockholders of record can vote by written proxy card, if they have requested to receive printed proxy materials. If you are a beneficial holder and you requested to receive printed proxy materials, you will receive a written proxy card and a voting instruction form from your broker or other intermediary.

Revocability of Proxies

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the Annual Meeting by: (i) delivering a written notice of revocation to the Office of the Secretary at the Company’s principal executive offices; (ii) voting again over the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted) or, if you requested and received written proxy materials, by signing and returning a new proxy card with a later date; or (iii) by attending the Annual Meeting via live webcast and voting electronically.

If you are a beneficial owner, you may revoke your proxy and change your vote at any time before the Annual Meeting by: (i) submitting new voting instructions to your broker or other intermediary; or

(ii) if you have obtained a legal proxy from your broker or other intermediary, by attending the Annual Meeting via live webcast and voting electronically.

However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting electronically via live webcast, specifically request in writing that your prior proxy be revoked, or are a beneficial holder who requests a legal proxy.

Solicitation

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. In addition to solicitation by use of the mail or via the internet, proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or letter. In addition, the Company has engaged D.F. King & Co., Inc. to act as its proxy solicitor and has agreed to pay approximately $11,500 plus reasonable expenses for such services.

Questions

In order to submit a question at the Annual Meeting, you will need your 16-digit control number provided in the Notice of Internet Availability of Proxy Materials or on the proxy card and visit www.virtualshareholdermeeting.com/MNST2021. You may log in 15 minutes before the start of the Annual Meeting and submit questions online, and you will be able to submit questions during the Annual Meeting as well. We encourage you to submit any question that is relevant to the business of the meeting. Relevant questions will be read and addressed during the meeting, subject to time limitations. The questions and answers from the Annual Meeting will be available at www.monsterbevcorp.com in the “Events & Presentations Section” as soon as practicable following the Annual Meeting and archived for approximately one year.

Technical Support

If you encounter any technical difficulties with the virtual meeting platform on the Annual Meeting day, please call the technical support line number that will be posted on the virtual meeting login page.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of the most recent practical date, April 14, 2021 (unless otherwise noted below), the beneficial ownership of the Company’s Common Stock of (a) those persons known to the Company to be the beneficial owners of more than 5% of the Company’s Common Stock; (b) each of the Company’s directors and nominees for director; (c) the Company’s named executive officers; and (d) all of the Company’s current directors and executive officers as a group. In computing the number and percentage of shares beneficially owned by each person, we include any shares of Common Stock that could be acquired within 60 days of April 14, 2021 by the exercise of options or the vesting of restricted stock units. Such shares, however, are not counted in computing the percentage ownership of any other person.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class
Brandon Limited Partnership No. 1[1]	5,645,568	1.1%
Brandon Limited Partnership No. 2[2]	29,386,944	5.6%
Hilrod Holdings IV, L.P.	104,772	**%
Hilrod Holdings V, L.P.	214,284	**%
Hilrod Holdings VI, L.P.	323,700	**%
Hilrod Holdings VII, L.P.	120,216	**%
Hilrod Holdings VIII, L.P.	568,584	**%
Hilrod Holdings IX, L.P.	453,444	**%
Hilrod Holdings X, L.P.	249,918	**%
Hilrod Holdings XI, L.P.	505,242	**%
Hilrod Holdings XII, L.P.	327,186	**%
Hilrod Holdings XIII, L.P.	1,440,954	**%
Hilrod Holdings XIV, L.P.	186,790	**%
Hilrod Holdings XV, L.P.	4,176	**%
Hilrod Holdings XVII, L.P.	1,311,896	**%
Hilrod Holdings XIX, L.P.	427,606	**%
Hilrod Holdings XX, L.P.	1,000,000	**%
Hilrod Holdings XXI, L.P.	1,000,000	**%
Hilrod Holdings XXII, L.P.	500,000	**%
RCS Direct 2010 GRAT	105,486	**%
RCS Direct 2010 GRAT #2	4,836	**%
RCS Direct 2011 GRAT	80,598	**%
HHS 2010 GRAT #3	3,091,215	**%
RCS 2010 GRAT #3	1,639,842	**%
HHS 2014 GRAT #2	28,722	**%
The Vanguard Group[3]	29,172,308	5.5%
FMR LLC[4]	30,776,115	5.8%
The Coca-Cola Company[5]	102,121,602	19.3%
Rodney C. Sacks[6]	49,774,644	9.4%
Hilton H. Schlosberg[7]	48,506,150	9.1%
Mark J. Hall[8]	750,106	**%
James L. Dinkins	-	**%
Gary P. Fayard[9]	6,153	**%
Jeanne P. Jackson[10]	-	**%
Steven G. Pizula[11]	-	**%
Benjamin M. Polk[12]	41,817	**%
Mark S. Vidergauz[13]	44,569	**%
Guy P. Carling[14]	55,750	**%
Thomas J. Kelly[15]	83,926	**%
Emelie C. Tirre[16]	254,427	**%

Officers and Directors as a group (12 members: 55,746,262 shares or 10.4% in aggregate).

* Except as noted otherwise, the address for each of the named stockholders is 1 Monster Way, Corona, California 92879.

** Less than 1%.

1 The mailing address of Brandon Limited Partnership No. 1 (“Brandon No. 1”) is 56 Conduit Street, London W1S 2YZ England. The general partners of Brandon No. 1 are Rodney C. Sacks and Hilton H. Schlosberg.

2 The mailing address of Brandon Limited Partnership No. 2 (“Brandon No. 2”) is 56 Conduit Street, London W1S 2YZ England. The general partners of Brandon No. 2 are Rodney C. Sacks and Hilton H. Schlosberg.

3 Based on Schedule 13G/A, filed February 10, 2021 by The Vanguard Group, based on common shares held on December 31, 2020. The mailing address of this reporting person is 100 Vanguard Blvd., Malvern, PA 19355.

4 Based on Schedule 13G, filed February 8, 2021 by FMR LLC, based on common shares held on December 31, 2020. The mailing address of this reporting person is 245 Summer Street, Boston, MA 02210.

5 Based on Schedule 13D/A, filed March 20, 2018 by The Coca-Cola Company and European Refreshments, based on common shares held on December 31, 2017, for which they have shared beneficial ownership. The mailing address of The Coca-Cola Company is One Coca-Cola Plaza, Atlanta, GA 30313. The mailing address of European Refreshments is Southgate, Dublin Road, Drogheda, County Meath, Ireland.

6 Includes 221,861 common shares owned by Mr. Sacks; 5,645,568 shares beneficially held by Brandon No. 1 because Mr. Sacks is one of Brandon No. 1’s general partners; 29,386,944 shares beneficially held by Brandon No. 2 because Mr. Sacks is one of Brandon No. 2’s general partners; 104,772 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Sacks is one of Hilrod Holdings IV’s general partners; 214,284 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Sacks is one of Hilrod Holdings V’s general partners; 323,700 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Sacks is one of Hilrod Holdings VI’s general partners; 120,216 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Sacks is one of Hilrod Holdings VII’s general partners; 568,584 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Sacks is one of Hilrod Holdings VIII’s general partners; 453,444 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Sacks is one of Hilrod Holdings IX’s general partners; 249,918 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Sacks is one of Hilrod Holdings X’s general partners; 505,242 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Sacks is one of Hilrod Holdings XI’s general partners; 327,186 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Sacks is one of Hilrod Holdings XII’s general partners; 1,440,954 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Sacks is one of Hilrod Holdings XIII’s general partners; 186,790 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Sacks is one of Hilrod Holdings XIV’s general partners; 4,176 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Sacks is one of Hilrod Holdings XV’s general partners; 1,311,896 shares beneficially held by Hilrod Holdings XVII, L.P. because Mr. Sacks is one of Hilrod Holdings XVII’s general partners; 427,606 shares beneficially held by Hilrod Holdings XIX, L.P. because Mr. Sacks is one of Hilrod Holdings XIX’s general partners; 1,000,000 shares beneficially held by Hilrod Holdings XX, L.P. because Mr. Sacks is one of Hilrod Holdings XX’s general partners; 1,000,000 shares beneficially held by Hilrod Holdings XXI, L.P. because Mr. Sacks is one of Hilrod Holdings XXI’s general partners; 500,000 shares beneficially held by Hilrod Holdings XXII, L.P. because Mr. Sacks is one of Hilrod Holdings XXII’s general partners; 3,091,215 shares beneficially held by the HHS 2010 GRAT #3 because Mr. Sacks is the trustee of the HHS 2010 GRAT #3; and 28,722 shares beneficially held by the HHS 2014 GRAT #2 because Mr. Sacks is the trustee of the HHS 2014 GRAT #2. Also includes options presently exercisable or exercisable within 60 days to purchase 630,000 common shares, exercisable at $17.99 per share, granted pursuant to a stock option agreement dated June 3, 2013 between the Company and Mr. Sacks (of which options to purchase 210,000 common shares are currently held by Hilrod Holdings XV, L.P. and options to purchase 408,882 common shares are currently held by Hilrod Holdings XVI, L.P.); options presently exercisable to purchase 630,000 common shares, exercisable at $23.35 per share, granted pursuant to a stock option agreement dated March 14, 2014 between the Company and Mr. Sacks (of which options to purchase 420,000 common shares are currently held by Hilrod Holdings XVI, L.P. and options to purchase 154,302 common shares are currently held by Hilrod Holdings XVIII, L.P.); options presently exercisable to purchase 237,600 common shares, exercisable at $45.16 per share, granted pursuant to a stock option agreement dated March 13, 2015 between the Company and Mr. Sacks (of which options to purchase 79,200 common shares are currently held by Hilrod Holdings XVI, L.P. and options to purchase 156,186 common shares are currently held by Hilrod Holdings XVIII, L.P.); options presently exercisable to purchase 315,000 common shares, exercisable at $43.99 per share, granted pursuant to a stock option agreement dated March 14, 2016 between the Company and Mr. Sacks (of which options to purchase 97,257 common shares are currently held by Hilrod Holdings XVIII, L.P., options to purchase 107,736 common shares are currently held by Hilrod Holdings XX, L.P. and options to purchase 107,736 common shares are currently held by Hilrod Holdings XXI, L.P.); options presently exercisable to purchase 305,500 common shares, exercisable at $46.27 per share, granted pursuant to a stock option agreement dated March 14, 2017 between the Company and Mr. Sacks (of which options to purchase 24,963 common shares are currently held by Hilrod Holdings XVIII, L.P., options to purchase 100,752 common shares are currently held by Hilrod Holdings XX, L.P. and options to purchase 100,751 common shares are currently held by Hilrod Holdings XXI, L.P.); options presently exercisable to purchase 264,000 common shares, exercisable at $58.73 per share, granted pursuant to a stock option agreement dated March 14, 2018 between the Company and Mr. Sacks (of which options to purchase 88,000 common shares are currently held by Hilrod Holdings XX, L.P. and options to purchase 88,000 common shares are currently held by Hilrod Holdings XXI, L.P.); options presently exercisable to purchase 194,400 common shares, exercisable at $59.67 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Sacks (of which options to purchase 48,600 common shares are currently held by Hilrod Holdings XX, L.P. and options to purchase 48,600 common shares are currently held by Hilrod Holdings XXI, L.P.) and options presently exercisable to purchase 85,066 common shares, exercisable at $62.39 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Sacks. Mr. Sacks has pledged 221,861 common shares.

Mr. Sacks disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 221,861 common shares; (ii) 2,661,566 shares presently exercisable or exercisable within 60 days under the stock option agreements; (iii) 1,048 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Sacks is one of Hilrod Holdings IV’s general partners; (iv) 2,143 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Sacks is one of Hilrod Holdings V’s general partners; (v) 3,237 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Sacks is one of Hilrod Holdings VI’s general partners; (vi) 1,202 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Sacks is one of Hilrod Holdings VII’s general partners; (vii) 5,686 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Sacks is one of Hilrod Holdings VIII’s general partners; (viii) 4,534 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Sacks is one of Hilrod Holdings IX’s general partners; (ix) 2,499 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Sacks is one of Hilrod Holdings X’s general partners; (x) 5,052 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Sacks is one of Hilrod Holdings XI’s general partners; (xi) 3,272 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Sacks is one of Hilrod Holdings XII’s general partners; (xii) 14,410 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Sacks is one of Hilrod Holdings XIII’s general partners; (xiii) 1,868 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Sacks is one of Hilrod Holdings XIV’s general partners; (xiv) 42 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Sacks is one of Hilrod Holdings XV’s general partners; (xv) 13,119 shares beneficially held by Hilrod Holdings XVII, L.P. because Mr. Sacks is one of Hilrod Holdings XVII’s general partners; (xvi) 4,276 shares beneficially held by Hilrod Holdings XIX, L.P. because Mr. Sacks is one of Hilrod Holdings XIX’s general partners; (xvii) 500,000 shares beneficially held by Hilrod Holdings XX, L.P. because Mr. Sacks is one of Hilrod Holdings XX’s general partners; these shares have been pledged by Hilrod Holdings XX, L.P.; (xviii) 500,000 shares beneficially held by Hilrod Holdings XXI, L.P. because Mr. Sacks is one of Hilrod Holdings XXI’s general partners and (xix) 250,000 shares beneficially held by Hilrod Holdings XXII, L.P. because Mr. Sacks is one of Hilrod Holdings XXII’s general partners.

7 Includes 242,542 common shares owned by Mr. Schlosberg; 5,645,568 shares beneficially held by Brandon No. 1 because Mr. Schlosberg is one of Brandon No. 1’s general partners; 29,386,944 shares beneficially held by Brandon No. 2 because Mr. Schlosberg is one of Brandon No. 2’s general partners; 104,772 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Schlosberg is one of Hilrod Holdings IV’s general partners; 214,284 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Schlosberg is one of Hilrod Holdings V’s general partners; 323,700 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Schlosberg is one of Hilrod Holdings VI’s general partners; 120,216 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VII’s general partners; 568,584 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VIII’s general partners; 453,444 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Schlosberg is one of Hilrod Holdings IX’s general partners; 249,918 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Schlosberg is one of Hilrod Holdings X’s general partners; 505,242 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Schlosberg is one of Hilrod Holdings XI’s general partners; 327,186 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XII’s general partners; 1,440,954 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIII’s general partners; 186,790 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIV’s general partners; 4,176 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XV’s general partners; 1,311,896 shares beneficially held by Hilrod Holdings XVII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XVII’s general partners; 427,606 shares beneficially held by Hilrod Holdings XIX, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIX’s general partners; 1,000,000 shares beneficially held by Hilrod Holdings XX, L.P. because Mr. Schlosberg is one of Hilrod Holdings XX’s general partners; 1,000,000 shares beneficially held by Hilrod Holdings XXI, L.P. because Mr. Schlosberg is one of Hilrod Holdings XXI’s general partners; 500,000 shares beneficially held by Hilrod Holdings XXII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XXII’s general partners; 105,486 shares beneficially held by the RCS Direct 2010 GRAT because Mr. Schlosberg is the trustee of the RCS Direct 2010 GRAT; 4,836 shares beneficially held by the RCS Direct 2010 GRAT #2 because Mr. Schlosberg is the trustee of the RCS Direct 2010 GRAT #2; 1,639,842 shares beneficially held by the RCS 2010 GRAT #3 because Mr. Schlosberg is the trustee of the RCS 2010 GRAT #3; and 80,598 shares beneficially held by the RCS Direct 2011 GRAT because Mr. Schlosberg is the trustee of the RCS Direct 2011 GRAT. Also includes options presently exercisable or exercisable within 60 days to purchase 630,000 common shares, exercisable at $17.99 per share, granted pursuant to a stock option agreement dated June 3, 2013 between the Company and Mr. Schlosberg (of which options to purchase 210,000 common shares are currently held by Hilrod Holdings XV, L.P. and options to purchase 408,882 common shares are currently held by Hilrod Holdings XVI, L.P.); options presently exercisable to purchase 630,000 common shares, exercisable at $23.35 per share, granted pursuant to a stock option agreement dated March 14, 2014 between the Company and Mr. Schlosberg (of which options to purchase 420,000 common shares are currently held by Hilrod Holdings XVI, L.P. and options to purchase 154,302 common shares are currently held by Hilrod Holdings XVIII, L.P.); options presently exercisable to purchase 237,600 common shares, exercisable at $45.16 per share, granted pursuant to a stock option agreement dated March 13, 2015 between the Company and Mr. Schlosberg (of which options to purchase 79,200 common shares are currently held by Hilrod Holdings XVI, L.P. and options to purchase 156,186 common shares are currently held by Hilrod Holdings XVIII, L.P.); options presently exercisable to purchase 315,000 common shares, exercisable at $43.99 per share, granted pursuant to a stock option agreement dated March 14, 2016 between the Company and Mr. Schlosberg (of which options to purchase 97,257 common shares are currently held by Hilrod Holdings XVIII, L.P., options to purchase 107,736 common shares are currently held by Hilrod Holdings XX, L.P. and options to purchase 107,736 common shares are currently held by Hilrod Holdings XXI, L.P.); options presently exercisable to purchase 305,500 common shares, exercisable at $46.27 per share, granted pursuant to a stock option agreement dated March 14, 2017 between the Company and Mr. Schlosberg (of which options to purchase 24,963 common shares are currently held by Hilrod Holdings XVIII, L.P., options to purchase 100,752 common shares are currently held by Hilrod Holdings XX, L.P. and options to purchase 100,751 common shares are currently held by Hilrod Holdings XXI, L.P.); options presently exercisable to purchase 264,000 common shares, exercisable at $58.73 per share, granted pursuant to a stock option agreement dated March 14, 2018 between the Company and Mr. Schlosberg (of which options to purchase 88,000 common shares are currently held by Hilrod Holdings XX, L.P. and options to purchase 88,000 common shares are currently held by Hilrod Holdings XXI, L.P.); options presently exercisable to purchase 194,400 common shares, exercisable at $59.67 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Schlosberg (of which options to purchase 48,600 common shares are currently held by Hilrod Holdings XX, L.P. and options to purchase 48,600 common shares are currently held by Hilrod Holdings XXI, L.P.) and options presently exercisable to purchase 85,066 common shares, exercisable at $62.39 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Schlosberg. Mr. Schlosberg has pledged 242,542 common shares.

Mr. Schlosberg disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 242,542 common shares; (ii) 2,661,566 shares presently exercisable or exercisable within 60 days under the stock option agreements; (iii) 1,048 shares beneficially held by Hilrod Holdings IV, L.P. because Mr. Schlosberg is one of Hilrod Holdings IV’s general partners; (iv) 2,143 shares beneficially held by Hilrod Holdings V, L.P. because Mr. Schlosberg is one of Hilrod Holdings V’s general partners; (v) 3,237 shares beneficially held by Hilrod Holdings VI, L.P. because Mr. Schlosberg is one of Hilrod Holdings VI’s general partners; (vi) 1,202 shares beneficially held by Hilrod Holdings VII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VII’s general partners; (vii) 5,686 shares beneficially held by Hilrod Holdings VIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings VIII’s general partners; (viii) 4,534 shares beneficially held by Hilrod Holdings IX, L.P. because Mr. Schlosberg is one of Hilrod Holdings IX’s general partners; (ix) 2,499 shares beneficially held by Hilrod Holdings X, L.P. because Mr. Schlosberg is one of Hilrod Holdings X’s general partners; (x) 5,052 shares beneficially held by Hilrod Holdings XI, L.P. because Mr. Schlosberg is one of Hilrod Holdings XI’s general partners; (xi) 3,272 shares beneficially held by Hilrod Holdings XII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XII’s general partners; (xii) 14,410 shares beneficially held by Hilrod Holdings XIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIII’s general partners; (xiii) 1,868 shares beneficially held by Hilrod Holdings XIV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIV’s general partners; (xiv) 42 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XV’s general partners; (xv) 13,119 shares beneficially held by Hilrod Holdings XVII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XVII’s general partners; (xvi) 4,276 shares beneficially held by Hilrod Holdings XIX, L.P. because Mr. Schlosberg is one of Hilrod Holdings XIX’s general partners; (xvii) 500,000 shares beneficially held by Hilrod Holdings XX, L.P. because Mr. Schlosberg is one of Hilrod Holdings XX’s general partners; these shares have been pledged by Hilrod Holdings XX, L.P.; (xviii) 500,000 shares beneficially held by Hilrod Holdings XXI, L.P. because Mr. Schlosberg is one of Hilrod Holdings XXI’s general partners and (xix) 250,000 shares beneficially held by Hilrod Holdings XXII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XXII’s general partners.

8 Includes 619,356 shares beneficially held by the MJCF Hall Family Trust as Mr. Hall and his spouse are trustees and beneficiaries of the MJCF Hall Family Trust; options presently exercisable to purchase 60,000 common shares, exercisable at $45.16 per share, granted pursuant to a stock option agreement dated March 13, 2015 between the Company and Mr. Hall; options presently exercisable to purchase 40,000 common shares, exercisable at $43.64 per share, granted pursuant to a stock option agreement dated December 1, 2016 between the Company and Mr. Hall; options presently exercisable to purchase 22,500 common shares, exercisable at $58.73 per share, granted pursuant to a stock option agreement dated March 14, 2018 between the Company and Mr. Hall; options presently exercisable to purchase 6,250 common shares, exercisable at $59.67 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Hall and options presently exercisable to purchase 2,000 common shares, exercisable at $62.39 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Hall.

9 Does not include 13,112 deferred stock units which are settled (other than fractional units) in stock and 2,276 unvested restricted stock units.

10 Does not include 4,120 deferred stock units which are settled (other than fractional units) in stock and 2,276 unvested restricted stock units.

11 Does not include 2,585 deferred stock units which are settled (other than fractional units) in stock and 2,276 unvested restricted stock units.

12 Does not include 5,341 deferred stock units which are settled (other than fractional units) in stock and 2,276 unvested restricted stock units.

13 Does not include 3,244 deferred stock units which are settled (other than fractional units) in stock and 2,276 unvested restricted stock units.

14 Includes 10,666 common shares owned by Mr. Carling; options presently exercisable to purchase 18,000 common shares, exercisable at $43.99 per share, granted pursuant to a stock option agreement dated March 14, 2016 between the Company and Mr. Carling; options presently exercisable to purchase 10,000 common shares, exercisable at $58.73 per share, granted pursuant to a stock option agreement dated March 14, 2018 between the Company and Mr. Carling; options presently exercisable to purchase 8,334 common shares, exercisable at $51.50 per share, granted pursuant to a stock option agreement dated June 1, 2018 between the Company and Mr. Carling; options presently exercisable to purchase 3,750 common shares, exercisable at $59.67 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Carling; options presently exercisable to purchase 2,000 common shares, exercisable at $62.39 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Carling and 3,000 restricted stock units granted pursuant to a restricted stock unit agreement dated June 1, 2018 between the Company and Mr. Carling.

15 Includes 7,934 common shares owned by Mr. Kelly; options presently exercisable to purchase 7,200 common shares, exercisable at $45.16 per share, granted pursuant to a stock option agreement dated March 13, 2015 between the Company and Mr. Kelly; options presently exercisable to purchase 20,625 common shares, exercisable at $43.99 per share, granted pursuant to a stock option agreement dated March 14, 2016 between the Company and Mr. Kelly; options presently exercisable to purchase 10,000 common shares, exercisable at $43.64 per share, granted pursuant to a stock option agreement dated December 1, 2016 between the Company and Mr. Kelly; options presently exercisable to purchase 22,500 common shares, exercisable at $58.73 per share, granted pursuant to a stock option agreement dated March 14, 2018 between the Company and Mr. Kelly; options presently exercisable to purchase 1,667 common shares, exercisable at $51.50 per share, granted pursuant to a stock option agreement dated June 1, 2018 between the Company and Mr. Kelly; options presently exercisable to purchase 10,000 common shares, exercisable at $59.67 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Kelly and options presently exercisable to purchase 4,000 common shares, exercisable at $62.39 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Kelly.

16 Includes 11,557 common shares owned by Ms. Tirre; options presently exercisable to purchase 42,786 common shares, exercisable at $45.16 per share, granted pursuant to a stock option agreement dated March 13, 2015 between the Company and Ms. Tirre; options presently exercisable to purchase 60,000 common shares, exercisable at $43.99 per share, granted pursuant to a stock option agreement dated March 14, 2016 between the Company and Ms. Tirre; options presently exercisable to purchase 70,000 common shares, exercisable at $43.64 per share, granted pursuant to a stock option agreement dated December 1, 2016 between the Company and Ms. Tirre; options presently exercisable to purchase 28,000 common shares, exercisable at $46.27 per share, granted pursuant to a stock option agreement dated March 14, 2017 between the Company and Ms. Tirre; options presently exercisable to purchase 22,500 common shares, exercisable at

$58.73 per share, granted pursuant to a stock option agreement dated March 14, 2018 between the Company and Ms. Tirre; options presently exercisable to purchase 8,334 common shares, exercisable at $51.50 per share, granted pursuant to a stock option agreement dated June 1, 2018 between the Company and Ms. Tirre; options presently exercisable to purchase 6,250 common shares, exercisable at $59.67 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Ms. Tirre; options presently exercisable to purchase 2,000 common shares, exercisable at $62.39 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Ms. Tirre and 3,000 restricted stock units granted pursuant to a restricted stock unit agreement dated June 1, 2018 between the Company and Ms. Tirre.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file by specific dates with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. The Company is required to report in this proxy statement any failure of its directors, executive officers and greater than ten percent stockholders to file by the relevant due date any of these reports during the most recent fiscal year or prior fiscal years.

To the Company’s knowledge, based solely on review of copies of such reports furnished to the Company during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than ten percent stockholders were complied with, except for an inadvertent delay in the filing of a Form 4 to report the sale of Common Stock by Mr. Vidergauz and an inadvertent delay in the filing of a Form 4 to report transfers of shares of Common Stock by the RCS 2008 GRAT#2 and RCS 2009 GRAT#2 to trusts each with an independent trustee.

DEADLINES FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders may present a proper proposal for consideration at the 2022 annual meeting of stockholders by submitting their proposal in writing to the Office of the Secretary of the Company at the Company’s principal executive offices in a timely manner.

For stockholders who wish to present a proposal, other than a director nomination to the proxy access provision of our by-laws (the “Proxy Access By-law”), to be considered for inclusion in our proxy statement and for consideration at the 2022 annual meeting, pursuant to Rule 14a-8 under the Exchange Act, the proposal must be delivered to the Office of the Secretary at the Company’s principal executive offices no later than December 29, 2021. Stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

For stockholders who wish to present a proposal for nominations or other business for consideration at the 2022 annual meeting, but who do not intend for the proposal to be included in our proxy statement, pursuant to the advance notice provisions contained in our by-laws, the proposal must be delivered to the Office of the Secretary at the Company’s principal executive offices no earlier than February 15, 2022 and no later than March 17, 2022, provided, however, that in the event that the date of the 2022 annual meeting is more than thirty days before or more than seventy days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be so delivered no earlier than the close of business on the one hundred twentieth day prior to the 2022 annual meeting and no later than the close of business on the later of the ninetieth day prior to the 2022 annual meeting or the tenth day following the day on which public announcement of the date of the 2022 annual meeting is first made by the Company.

In 2018, the Board adopted the Proxy Access By-law. The Proxy Access By-law permits a stockholder, or a group of up to twenty stockholders, owning three percent or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials Director nominees consisting of two nominees or twenty percent of the Board, whichever is greater, provided that the stockholder(s) and nominee(s) comply with the requirements of Article 1, Section 16 of our by-laws. To be timely for inclusion in the Company’s proxy materials for our 2022 annual meeting, pursuant to the Proxy Access By-law, the stockholder(s) notice to nominate a Director must be delivered to the Office of the Secretary at the Company’s principal executive offices no earlier than November 29, 2021 and no later than December 29, 2021. The notice must contain the information required by our by-laws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our by-laws relating to the inclusion of stockholder nominees in our proxy materials.

It is presently intended that the 2022 annual meeting will be held in June 2022.

Proposals should be sent to the Office of the Secretary by mail to Monster Beverage Corporation, 1 Monster Way, Corona, California, 92879.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The Board is currently comprised of nine members. Ms. Kathleen E. Ciaramello was replaced as the designee of European Refreshments on November 1, 2020, and Mr. Sydney Selati retired from the Board on March 31, 2021. Our Board thanks each of them for their years of exemplary service. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”), our Board has nominated nine directors identified on the following pages for election at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nine nominees named below. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. The Company is not aware of any nominee who will be unable or expects to decline to serve as a director. The term of office of each person elected as a director will continue until the 2022 annual meeting or until a successor has been elected and qualified.

The Board has a director resignation policy. This policy provides that, in an uncontested election, any incumbent director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election must promptly tender his or her resignation to the Board following certification of the election results. The Nominating and Corporate Governance Committee will review the circumstances surrounding the election and recommend to the Board whether to accept or reject the resignation. The Board must act on the tendered resignation. If such resignation is rejected, the Board must publicly disclose its decision, together with the rationale supporting its decision, within 90 days after certification of the election results. A copy of the director resignation policy is available on our website at http://investors.monsterbevcorp.com/governance.cfm.

The names of the nominees, and certain biographical information about them, are set forth below.

Name	Age	Position
Rodney C. Sacks[1]	71	Chairman of the Board of Directors and Co-Chief Executive Officer
Hilton H. Schlosberg[1]	68	Vice Chairman of the Board of Directors and Co-Chief Executive Officer
Mark J. Hall	65	Director
James L. Dinkins	58	Director
Gary P. Fayard[2,4]	69	Director
Jeanne P. Jackson[3]	69	Director
Steven G. Pizula[2]	65	Director
Benjamin M. Polk[3,4]	70	Director
Mark S. Vidergauz[2,3,4,5]	67	Director

1 If re-elected, to serve as member of the Executive Committee.

2 If re-elected, to serve as member of the Audit Committee. If re-elected, Mr. Pizula to serve as Chairman of the Audit Committee.

3 If re-elected, to serve as member of the Compensation Committee. If re-elected, Mr. Vidergauz to serve as Chairman of the Compensation Committee.

[4]	If re-elected, to serve as member of the Nominating and Corporate Governance Committee. If re-elected, Mr. Polk to serve as Chairman of the Nominating and Corporate Governance Committee.

5 If re-elected, to serve as Lead Independent Director.

Each of our directors brings extensive management and leadership experience gained through their service in our industry and other diverse businesses. In these roles, they have assumed day-to-day leadership or other senior leadership responsibilities. In addition, most directors bring board experience acquired by either significant experience on other boards or long service on our Board of Directors that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. The Nominating and Corporate Governance Committee’s process for selecting and nominating qualified director candidates is described under the section entitled “Nominating and Corporate Governance Committee.” In the paragraphs below, we describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our Board of Directors and its committees.

Rodney C. Sacks—Chairman of the Board of Directors of the Company and a director of the Company from November 1990 to the present. Co-Chief Executive Officer of the Company since January 2021. Member of the Executive Committee of the Board of Directors (the “Executive Committee”) since October 1992. Chief Executive Officer of the Company from November 1990 to January 2021. Chairman of the Board of Directors and a director of Monster Energy Company (“MEC”). Mr. Sacks has led the Company for over 30 years and has extensive experience in the food and beverage industry. Mr. Sacks has detailed knowledge and valuable perspective and insights regarding our business and has responsibility for development and implementation of our business strategy.

Hilton H. Schlosberg—Vice Chairman of the Board of Directors of the Company and a director of the Company from November 1990 to the present. Co-Chief Executive Officer of the Company since January 2021. Member of the Executive Committee since October 1992. President, Chief Operating Officer, and Secretary of the Company from November 1990 to January 2021. Chief Financial Officer of the Company from July 1996 to January 2021. Vice Chairman, President, Chief Financial Officer and a director of MEC. Mr. Schlosberg has held senior leadership positions with the Company for over 30 years, was the Company’s Chief Financial Officer for 24 years and has extensive experience in the food and beverage industry. Mr. Schlosberg has a high level of financial literacy, and his day-to-day supervision of business operations and co-leadership with Mr. Sacks brings valuable insight to the Board. Mr. Schlosberg has detailed knowledge and valuable perspective and insights regarding our business and has responsibility for development and implementation of our business strategy.

Mark J. Hall—Director of the Company since January 2014 and employee of MEC focusing on ideation, design and development of new products since May 2017. Chief Marketing Officer of MEC from January 2015 to May 2017. Chief Brand Officer of MEC from January 2014 to December 2014, and President of the Monster Beverage Division from January 2007 to December 2013. Mr. Hall joined MEC in 1997 as a Senior Vice President. Prior to joining MEC, Mr. Hall was employed by the Arizona Beverage Co. as Vice President of Sales, where he was responsible for sales and distribution of products through a national network of beer distributors and soft drink bottlers in the United States. Mr. Hall has detailed knowledge of and valuable perspectives and insights into both our business and the beverage business in general.

James L. Dinkins—Director of the Company since November 2020. Chief Executive Officer of the Honey Baked Ham Company, LLC, effective May 2021. Director of Coca-Cola FEMSA, S.A.B. de C.V. since 2020. Mr. Dinkins joined The Coca-Cola Company (“TCCC”) in 1988, serving in various account management, marketing and bottler franchise leadership roles with Coca-Cola USA until June 1999. He rejoined TCCC in August 2002 and held positions of increasing responsibility in Coca-Cola North America, including Chief Retail Sales Officer and President of the Minute Maid Business Unit. Mr. Dinkins was appointed President of Coca-Cola North America and elected Senior Vice President of TCCC effective January 1, 2018 until August 2020. Mr. Dinkins served as a Senior Advisor to TCCC through February 2021. Mr. Dinkins also serves on the board of governors of the Boys & Girls Clubs of America and is a trustee of The University of Georgia Foundation and Morehouse College. Mr. Dinkins has substantial business and leadership experience in the beverage industry.

Gary P. Fayard—Director of the Company since June 2015, member of the Audit Committee of the Board of Directors (the “Audit Committee”) since February 2016 and member of the Nominating and Corporate Governance Committee since April 2021. Executive Vice President and Chief Financial Officer of The Coca-Cola Company from February 2003 to April 2014. Mr. Fayard joined The Coca-Cola Company in 1994, and in July 1994, he was elected Vice President and Controller, a position he held until December 1999 when he was elected Senior Vice President and Chief Financial Officer. Mr. Fayard has also served on the board of directors of Coca-Cola FEMSA, S.A.B. de C.V., the largest bottler in the world of Coca-Cola trademark beverages by unit case volume operating in territories in Mexico, Central and South America and the Philippines, from 2004 to March 2016. Mr. Fayard has been on the board of directors of Genuine Parts Company since 2014. Mr. Fayard has a strong background in accounting and finance as well as substantial business and leadership experience in the beverage industry.

Jeanne P. Jackson—Director of the Company since June 2019 and member of the Compensation Committee since April 2021. At Nike, Inc., Ms. Jackson served as President and Senior Strategic Advisor to the Chief Executive Officer from June 2016 to August 2017, President of Product & Merchandising from July 2013 to April 2016, President of Direct to Consumer from March 2009 to July 2013. Director of Delta Air Lines, Inc. since January 2017. Ms. Jackson has previously served on the boards of Kraft Heinz Company, Kraft Foods Group, Inc., McDonald’s Corporation, Nike, Inc., Nordstrom, Inc., Williams-Sonoma, Inc., Motorola Mobility Holdings, Inc., Harrah’s Entertainment Inc. and others. Ms. Jackson is the founder of MSP Capital and served as its Chief Executive Officer from 2002 to 2009 and is again serving as its Chief Executive Officer from 2017 to present. Ms. Jackson has served in senior leadership roles in many organizations, including Wal-Mart.com USA, LLC, the Gap, Inc., Banana Republic, Victoria’s Secret, Saks Fifth Avenue, Walt Disney Attractions, Inc. and Federated Department Stores, Inc. Ms. Jackson brings knowledge and experience of over thirty years as a senior executive and director in an array of large, public companies.

Steven G. Pizula—Director of the Company and member of the Audit Committee since June 2019 (Chairman since January 2021). Partner at Deloitte & Touche LLP from September 1977 to June 2018.

Since joining Deloitte & Touche LLP (then Haskins & Sells) in 1977, Mr. Pizula served as the supervising audit partner on a number of large, multinational public companies in a wide range of industries, including consumer products. Mr. Pizula held various leadership positions at Deloitte & Touche LLP, most recently as Practice Growth Leader for the Pacific Southwest Region and as a Member of the National Committee for Audit Quality, and National Partner Admissions Committee. Mr. Pizula is currently a board member of The Whittier Trust Company, the Arnold and Mabel Beckman Foundation and the Forum for Corporate Directors. Mr. Pizula is a Certified Public Accountant and member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Pizula brings extensive experience in accounting and audit matters.

Benjamin M. Polk—Director of the Company since November 1990, member of the Nominating and Corporate Governance Committee since June 2019 (Chairman since June 2019) and member of the Compensation Committee of the Board of Directors (the “Compensation Committee”) since June 2019. Director of MEC from July 1992 to February 2016. Partner with Veritas Capital, a private equity firm, since July 2011. Director of Aeroflex Holding Corp. from November 2012 to September 2014. Director of CPI International, Inc. from October 2012 to July 2017. Director of Truven Health Analytics, Inc. from October 2012 to April 7, 2016. Mr. Polk was a partner with the law firm of Schulte Roth & Zabel LLP from May 2004 to July 2011 and prior to that, a partner with the law firm of Winston & Strawn LLP, where Mr. Polk practiced law with that firm and its predecessor firm, from August 1976 to May 2004. Mr. Polk has gained detailed knowledge of the Company during his service as a director since 1990 and as outside counsel from 1990 to July 2011. Mr. Polk has extensive experience in matters relating to mergers, acquisitions and corporate finance.

Mark S. Vidergauz—Director of the Company, member of the Compensation Committee since June 1998 (Chairman since June 2019), member of the Audit Committee from April 2021 and April 2000 through May 2004, member of the Nominating and Corporate Governance Committee since June 2019 and Lead Independent Director since March 2014. Chief Executive Officer of The Sage Group LLC, an investment banking firm, from April 2000 to the present. The Sage Group, LLC provides merger, acquisition and capital formation advisory services to a wide range of companies in the consumer sector. Managing Director at the Los Angeles office of ING Barings LLC, a diversified financial service institution headquartered in the Netherlands, from April 1995 to April 2000. Mr. Vidergauz brings strong merger and acquisition, corporate finance, corporate governance and leadership experience to the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

MANAGEMENT

Board Meetings and Committees; Annual Meeting Attendance

The Board is comprised of Rodney C. Sacks, Hilton H. Schlosberg, Mark J. Hall, James L. Dinkins, Gary P. Fayard, Jeanne P. Jackson, Steven G. Pizula, Benjamin M. Polk and Mark S. Vidergauz. Ms. Kathleen E. Ciaramello was replaced as the designee of European Refreshments on November 1, 2020, and Mr. Sydney Selati retired from the Board on March 31, 2021. The Board held five meetings during the fiscal year ended December 31, 2020. Each director attended the annual meeting held on June 3, 2020. During the 2020 period in which he or she was a director, each director attended at least 75% of the aggregate total number of meetings of the Board of Directors and Board committees in which he or she was a member. The Board has determined that Messrs.  Dinkins, Fayard, Pizula, Polk and Vidergauz and Ms. Jackson are independent, as that term is defined in the Nasdaq Stock Market Rules and SEC regulations. Mr. Selati was also determined to be independent during the period he served. Our independent directors met in executive session four times during the fiscal year ended December 31, 2020. The executive sessions include reviewing and assessing succession plans for the Co-Chief Executive Officers and other key members of executive management. The Board does not have a policy requiring the attendance by the directors at the Annual Meeting.

During the fiscal year ended December 31, 2020, the Audit Committee was comprised of Gary P. Fayard, Steven G. Pizula and Sydney Selati. Mr. Selati served as Chairman. The Board of Directors adopted an amended and restated written charter for the Audit Committee in February 2019, which is available on our website at http://investors.monsterbevcorp.com/governance.cfm. The Audit Committee held four meetings during the fiscal year ended December 31, 2020. The Audit Committee last met in February 2021 in connection with the review of the Company’s financial statements for the fiscal year ended December 31, 2020. See “Audit Committee” below for more information.

During the fiscal year ended December 31, 2020, the Compensation Committee was comprised of Benjamin M. Polk, Sydney Selati and Mark S. Vidergauz. Mr. Vidergauz served as Chairman. All members of the Board who serve on the Compensation Committee meet the independence requirements of the Nasdaq Stock Market Rules. The Compensation Committee held five meetings during the fiscal year ended December 31, 2020.  Under the Monster Beverage Corporation 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”), (which replaced the Monster Beverage Corporation 2011 Omnibus Incentive Plan (the “2011 Omnibus Incentive Plan”) effective June 3, 2020), and the grant procedures adopted by the Board for grants of equity awards, the Compensation Committee has sole and exclusive authority to grant equity awards to all employees and consultants who are not new hires and to all new hires and promotions who are subject to Section 16 of the Exchange Act. The Compensation Committee and the Executive Committee each independently has the authority to grant awards for new hires and promotions for employees who are not Section 16 employees. The Board of Directors adopted an amended and restated written charter for the Compensation Committee in February 2019, which is available on our website at http://investors.monsterbevcorp.com/governance.cfm.

During the fiscal year ended December 31, 2020, the Nominating and Corporate Governance Committee was comprised of Benjamin M. Polk, Sydney Selati and Mark S. Vidergauz. Mr. Polk served as Chairman. The Board adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at http://investors.monsterbevcorp.com/governance.cfm. The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended December 31, 2020 (see “Nominating and Corporate Governance Committee” below for more information).

The Executive Committee, comprised of Rodney C. Sacks and Hilton H. Schlosberg, held three meetings during the fiscal year ended December 31, 2020. The Executive Committee manages and directs the business of the Company between meetings of the Board. Under the 2020 Omnibus Incentive Plan equity grant procedures, each of the Compensation Committee and the Executive Committee independently has the authority to grant equity awards for new hires and promotions for employees who are not Section 16 employees. Equity awards granted by the Executive Committee are not subject to approval or ratification by the Board or the Compensation Committee, as set forth in the written Equity Grant Procedures adopted by the Board (see “Compensation Discussion and Analysis – Equity Grant Procedures” below for more information).

Non-Employee Director Stock Ownership Policy

The Board has adopted stock ownership requirements for non-employee directors.  These requirements provide that each non-employee director of the Company has three years from the date of appointment to satisfy the minimum stock ownership requirement and hold a minimum of 9,000 shares of Common Stock (including vested restricted stock units and deferred stock units). During 2020, all non-employee directors complied with the non-employee director stock ownership policy.

Anti-Hedging Policy

The Company’s insider trading policy prohibits the Company’s directors, officers and employees from engaging in transactions that use any financial instrument that is designed to hedge or offset any decrease in the market value of Company securities, including prepaid variable forward contracts, collars and exchange funds.

Anti-Pledging Policy

The Company’s insider trading policy prohibits employees and directors from pledging Company securities. However, in certain limited circumstances the Company’s compliance officer may allow an employee or director to pledge certain Company securities. As of April 14, 2021, only two employees, Mr. Sacks and Mr. Schlosberg, pledged approximately 2.9% of the shares of Common Stock they beneficially own.

Director Resignation Policy

The Board has a director resignation policy. This policy provides that, in an uncontested election, any incumbent director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election must promptly tender his or her resignation to the Board following certification of the election results. The Nominating and Corporate Governance Committee will review the circumstances surrounding the election and recommend to the Board whether to accept or reject the resignation. The Board must act on the tendered resignation. If such resignation is rejected, the Board must publicly disclose its decision, together with the rationale supporting its decision, within 90 days after certification of the election results. A copy of the director resignation policy is available on our website at http://investors.monsterbevcorp.com/governance.cfm.

Board Leadership Structure

The Board of Directors does not have a policy on whether or not the roles of Co-Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Corporate Governance Guidelines state the Board’s belief that whether to have the same person occupy the offices of chairperson of the Board and Chief Executive Officer should be decided by the Board, from time to time, in accordance with the Company’s by-laws and its business judgment after considering relevant factors, including the specific needs of the business and what is in the best interest of the Company’s stockholders. The Board believes that the Company’s current Co-Chief Executive Officer is best situated to serve as Chairman of the Board. Rodney C. Sacks has led the Company for over 30 years and therefore is highly knowledgeable with respect to the Company’s business, operations and industry. Mr. Sacks is well positioned to identify strategic priorities and lead the Board’s consideration and analysis of such priorities. The Board believes that the combined role of Chairman and Co-Chief Executive Officer (“CEO”) promotes consistency and efficiency in the development and execution of the Company’s business strategy. Further, the Board recognizes that Mr. Sacks and Mr. Schlosberg serve as co-leaders and bring valuable insight to the Board. A copy of the Corporate Governance Guidelines is available on our website at http://investors.monsterbevcorp.com/governance.cfm.

Lead Independent Director

In March 2014, the independent directors of the Board approved a Lead Independent Director Charter. Under the Lead Independent Director Charter, if the offices of Chairman of the Board and Chief Executive Officer are held by the same person, the independent members of the Board of Directors will annually elect with a majority vote an independent director to serve in a lead capacity. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year. The Lead Independent Director may be removed or replaced at any time with or without cause by a majority vote of the independent members of the Board.

Mr. Vidergauz is currently the Lead Independent Director. In this capacity, Mr. Vidergauz is, among other things, responsible for leading executive sessions of the independent directors and serving as the principal liaison between the Chairman, Vice Chairman and the independent directors. A copy of the Lead Independent Director Charter is available on our website at http://investors.monsterbevcorp.com/ governance.cfm.

The Board’s Role in Risk Oversight

The Board of Directors plays an active role in overseeing and managing the Company’s risks. The full Board and its Executive Committee regularly review the Company’s results, performance, operations, competitive position, business strategy, liquidity, capital resources, product distribution and development, material contingencies and senior personnel, as well as the risks associated with each of these matters. The Board implements its risk oversight function both as a whole and through its standing committees. Certain of the work is delegated to committees, which meet regularly and report back to the full Board. The Compensation Committee reviews the Company’s compensation practices and discerns the relationship among risk, risk management and compensation in light of the Company’s objectives. The Audit Committee reviews and discusses with management the risks faced by the Company and the policies, guidelines and process by which management assesses and manages the Company’s risks, including the Company’s major financial risk exposures and risks related to financial statements, the financial reporting process and accounting and legal matters, as well as the steps management has taken to monitor and control such exposures. The full Board also discusses risk throughout the year during meetings in relation to specific proposed actions including risks related to cybersecurity and reputation. These processes are designed to ensure that risks are taken knowingly and purposefully. The Board believes that its role in oversight of risk management (as well as the role of the Compensation Committee and the Audit Committee) has not adversely affected its leadership structure or results of operations.

Information about Our Executive Officers

The names and ages of our executive officers and certain biographical information about them, are set forth on page 14 and below.

Name	Age	Position
Rodney C. Sacks	71	Chairman of the Board of Directors and Co-Chief Executive Officer
Hilton H. Schlosberg	68	Vice Chairman of the Board of Directors and Co-Chief Executive Officer
Thomas J. Kelly	67	Chief Financial Officer
Guy P. Carling	44	President, EMEA
Emelie C. Tirre	51	President, Americas

Thomas J. Kelly—Chief Financial Officer of the Company since January 2021. Executive Vice President, Finance, and/or Controller and Secretary of MEC from 1992 to January 2021. In his position as Chief Financial Officer, Mr. Kelly reports directly to the Executive Committee and our Board of Directors. Prior to joining MEC, Mr. Kelly served as controller for California Copackers Corporation. Mr. Kelly is a Certified Public Accountant (inactive) and has worked in the beverage business for over 35 years.

Guy P. Carling—President of EMEA since July 2018. In his position as President of EMEA, Mr. Carling oversees the Company’s sales, development and expansion in markets in Europe, the Middle East, Africa, and Central Asia, and frequently reports directly to the Executive Committee and our Board of Directors. Mr. Carling joined MEC in December 2007, and previously served as Chief Commercial Officer & Managing Director of EMEA. Mr. Carling has worked in the beverage business for over 23 years.

Emelie C. Tirre—President of the Americas since July 2018.  In her position as President of the Americas, Ms. Tirre oversees the Company’s sales, development and expansion in markets in the United States, Canada, Latin America, Oceania and the Caribbean.  She frequently reports directly to the Executive Committee and our Board of Directors.  Ms. Tirre joined MEC in July 2010, and previously served as Chief Commercial Officer and the Senior Vice President of Sales for North America.  Ms. Tirre has worked in the beverage business for over 29 years.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Despite a global pandemic, the Company’s financial performance remained robust during 2020, as evidenced in part by the following:

•	Net sales of $4.60 billion, up 9.5% from 2019.

•	Operating income of $1.63 billion, up 16.4% from 2019.

•	Net income per diluted share of $2.64, up 30.0% from 2019.

•	Total shareholder return (“TSR”) performance of 45.5%, which is in the top quartile of certain similarly sized, high-performing U.S. food and beverage and consumer products companies who the Compensation Committee considers as our peer companies.

We made significant changes to the executive compensation program to make the executive compensation program more formulaic and objective in nature for 2020 and future years. In 2020, for the first time, each of our named executive officers (“NEOs”) had a pre-established target bonus opportunity as part of our new annual incentive award (“AIA”) program for short-term annual incentive compensation in 2020 and future years. Our NEOs’ target AIAs were earned based on pre-established financial criteria and individual performance criteria, weighted 75% and 25%, respectively. In addition to the AIAs, the Compensation Committee approved and introduced one-time transition grants of performance share units (“PSUs”), which were granted along with our customary grants of stock options and time-vested restricted stock units (“RSUs”), to all of our NEOs including Mr. Sacks and Mr. Schlosberg (whose annual long-term incentive (“LTI”) grant value has remained unchanged since 2018). The PSUs granted in 2020 contained three different performance measurements: (i) the first tranche was eligible to be earned based on the Company’s adjusted diluted earnings per share (“EPS”) during 2020; (ii) the second tranche is eligible to be earned based on two-year cumulative adjusted diluted EPS during 2020 and 2021; and (iii) the third tranche is eligible to be earned based on three-year cumulative adjusted diluted EPS from 2020 through 2022. Commencing with the 2021 annual LTI grant, PSUs will represent 50% of the annual LTI grant value and be earned based on performance over a single, three-year performance period (rather than three separate performance measurements).

The financial performance component of the AIAs was earned at 192% of target based on adjusted operating income falling between the pre-established target and maximum performance goals and individual performance ranged from 150% to 175% of target, for overall payouts generally ranging from 182% to 188% of target. Additionally, the first tranche of the 2020 PSU awards was earned at 200% of target in connection with 2020 adjusted diluted EPS above the pre-established maximum performance goal.

2020 “Say-on-Pay” Vote Results

At our 2020 annual meeting of stockholders, 95.4% of the votes cast were in favor of our advisory resolution regarding the compensation of our NEOs. The Compensation Committee believes this affirms the stockholders’ support of the Company’s pay-for-performance philosophy with respect to executive compensation and, in particular, the decision to adopt a formulaic approach for our annual incentive and LTI programs for 2020 and beyond. No specific changes were made to the compensation program for NEOs as a direct response to the result of the vote conducted in 2020. The Compensation Committee will continue to consider the results of future advisory votes on executive compensation and periodically reach out to our large institutional stockholders for input on our compensation programs.

2020 Compensation Program

Compensation Philosophy

Our executive compensation program is designed to reinforce ownership and overall entrepreneurialism and to link rewards to measurable corporate and qualitative individual performance. The program’s primary objectives are to motivate and retain executive talent, to reward executives fairly for performance relative to business plan goals, and to create sustainable stockholder value through continued profitable growth.

In executing on these objectives, the Compensation Committee has integrated cash and equity incentive compensation programs with our short- and long-term strategic plans in order to align the interests of our NEOs with the long-term interests of our stockholders. With respect to specific elements of compensation, base salary is a fixed amount to secure executive service, the AIA is designed to incentivize and reward achievement of short-term financial and operating performance, and equity grants that vest over multiyear periods are designed to reward long-term financial and stock price performance as well as serve as a key retention vehicle for our executive talent. While the Compensation Committee intends for compensation levels to be competitive relative to similarly situated executives at companies of comparable size and scope of operations, no specific market positioning or percentile is targeted as a matter of practice.

The Compensation Committee annually evaluates risks and rewards associated with the Company’s overall compensation philosophy and structure and does not believe the program promotes excessive risk-taking.

Setting Executive Compensation for 2020

The compensation programs for our NEOs are generally administered by or under the direction of the Compensation Committee (in the case of Rodney C. Sacks, the Chairman and Co-Chief Executive Officer, and Hilton H. Schlosberg, the Vice Chairman and Co-Chief Executive

Officer) and, in the case of the other NEOs, by our Compensation Committee, based on the recommendation of the Executive Committee. The compensation program is benchmarked annually by the Compensation Committee’s independent consultant to ensure that target compensation levels are competitive and reasonable and continue to achieve the goals set forth in our compensation philosophy. In reviewing the compensation for Mr. Sacks and Mr. Schlosberg, the Compensation Committee recognizes that Mr. Sacks and Mr. Schlosberg serve as our co-leaders. Given the long-term complementary nature of their leadership and their contributions to our success, the Compensation Committee has determined it is appropriate to continue to compensate them equally.

For 2020 compensation decisions, the Compensation Committee again retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) to provide competitive market data and make recommendations to the Compensation Committee with respect to compensation for Mr. Sacks and Mr. Schlosberg and to both the Compensation Committee and Executive Committee with respect to compensation for our other NEOs and senior management. F.W. Cook reports directly to the Compensation Committee and did not perform any other services for the Company in 2020. Following an independence assessment of F.W. Cook during 2020, the Compensation Committee determined that the services provided by F.W. Cook did not raise any conflicts of interest.

The Compensation Committee considers relevant market pay practices and individual and Company performance when setting executive compensation. We do not set compensation at a targeted percentile level relative to the market, but we seek to provide salary, incentive compensation opportunities and employee benefits that are generally competitive within the consumer products industry, the food and beverage industry and within the labor markets in which we participate. Within this framework, we generally seek to keep target cash compensation levels below median for Mr. Sacks and Mr. Schlosberg, with equity awards providing enhanced compensation opportunities. We gather market compensation data to provide context, but we also consider Company and individual performance, as well as our recruiting and internal retention experience when making executive compensation decisions.

The Compensation Committee consulted with F.W. Cook in early 2020 to conduct a 2020 competitive market analysis (the “Early 2020 Market Analysis”) using a comparison group of similarly sized, high-performing U.S. food and beverage and consumer products companies (the “Early 2020 Peers”). As market compensation levels are correlated to revenues for cash compensation and market capitalization for equity compensation, the Compensation Committee selects its peer companies using objective size criteria for each metric. Relative to the Early 2020 Peers, in early 2020, revenue was below the median, operating income was between the median and 75th percentile, and market capitalization approximated the 75th percentile. The Early 2020 Peers were the same as the peers referenced for 2019 compensation. The resulting Early 2020 Peers composed of 18 companies are shown below:

•	Brown-Forman Corporation	•	Ralph Lauren Corporation
•	Campbell Soup Company	•	Starbucks Corporation
•	Capri Holdings Limited	•	The Estée Lauder Companies Inc.
•	Chipotle Mexican Grill, Inc.	•	The Hain Celestial Group, Inc.
•	Constellation Brands, Inc.	•	The Hershey Company
•	Keurig Dr Pepper Inc.	•	The J. M. Smucker Company
•	L Brands, Inc.	•	Under Armour, Inc.
•	Molson Coors Brewing Company	•	V.F. Corporation
•	PVH Corp.	•	Yum! Brands, Inc.

The Early 2020 Market Analysis was considered in determining the NEOs’ 2020 base salaries, target AIA opportunities and equity award grant values.

In October 2020, subsequent to F.W. Cook’s review of the Early 2020 Peers, Lululemon Athletica Inc. was added as a peer company, resulting in the 19-company Late 2020 Peer Group (the “Late 2020 Peers”). As such, compensation and performance data of the Late 2020 Peers may be considered in determining annual cash compensation and bonuses for the 2021 performance year.

Taking into consideration the Early 2020 Market Analysis, the Compensation Committee set Mr. Sacks’ and Mr. Schlosberg’s 2020 target cash compensation below the median of the Early 2020 Peers and granted them above-median equity compensation in order to align their interests over the long-term with those of our stockholders. The Early 2020 Market Analysis noted that the performance of the Company (for the first nine months of 2019) was above the peer 75th percentile in three-year revenue (79th percentile), EPS growth (79th percentile) and return on invested capital (85th percentile). The Company’s 3-year and 5-year TSR were both between the peer median and 75th percentile. This level of operating and TSR performance, which was considered significant by the Compensation Committee, was factored into the compensation decisions. This long-term high operating performance and high market capitalization guided the Compensation Committee’s determination of the target total compensation of Mr. Sacks and Mr. Schlosberg approximating the Early 2020 Peers’ 75th percentile. The peer group data are only one reference point used by us when making compensation decisions. However, we generally believe that reviewing and analyzing such pay and performance information is an important component of our executive compensation decision-making process.

The 2020 awards of stock options, RSUs and PSUs granted to Mr. Sacks and Mr. Schlosberg were made under our annual grant philosophy as well as to reward them for the Company’s continued strong performance in 2019 and further align their interests with our stockholders. The grant date fair market value of their 2020 equity awards remained unchanged from 2019 and 2018. Recent equity awards granted to Mr. Sacks and Mr. Schlosberg vest over a three-year period except for stock awards granted in March 2019 and 2020 in lieu of a portion of the cash bonus awarded for 2019 and 2018 performance, and as a result, were fully vested at grant to equate to a cash award.

For 2020, the decisions to increase base salaries for each of Mr. Kelly, Mr. Carling and Ms. Tirre were informed by F.W. Cook’s competitive market analysis and individual performance. Specifically, F.W. Cook’s competitive market analysis was used for guidance in determining the total compensation for Mr. Kelly, Mr. Carling and Ms. Tirre, which included introducing specified performance targets for their respective AIAs. The compensation levels for Mr. Kelly, Mr. Carling and Ms. Tirre were generally set relative to the market data with above-median long-term equity compensation value through stock options, RSUs and PSUs, in order to emphasize the Company’s commitment to continued stockholder growth and to recognize that long-term equity compensation has been an effective incentive for motivating performance, and annual cash compensation value that is comparable to the compensation received by similarly-situated individuals employed by the Early 2020 Peers. Recent equity awards granted to Mr. Kelly, Mr. Carling and Ms. Tirre vest over a three- or five-year period.

We view all components of compensation as related but distinct. We determine the appropriate level for each compensation component, based in part, but not exclusively, on competitive benchmarks gathered through our recruitment and retention experience, market data such as the Early 2020 Market Analysis discussed above, and our review of internal comparatives as well as other considerations we deem relevant, such as individual and corporate performance. We believe that equity awards effectively reward for long-term performance and are an important compensation-related motivator to attract and retain executives through the various vesting periods and performance thresholds. In addition, we believe equity awards allow executives to share in the value that they may create. Except as described herein, neither our Compensation Committee nor our Executive Committee has adopted any formal or informal policies or guidelines for allocating compensation between short-term and long-term and current compensation between cash and non-cash compensation. However, our Compensation Committee and Executive Committee’s respective philosophy is that a greater percentage of our NEOs’ compensation should be rewarded in long-term equity rather than short-term cash, and we believe that this philosophy has benefited our long-term performance by attracting, retaining and motivating a long-tenured NEO group that has built significant long-term value for our stockholders. Compensation packages for each of our NEOs are tailored to each individual NEO’s circumstances by the Compensation Committee and/or the Executive Committee, as appropriate. Those decisions are largely based on subjective evaluations of Company and individual performance, with consideration given to compensation of comparable officers at companies who are in our peer group. Each element of compensation is determined differently for each individual NEO, based on a variety of facts and circumstances applicable at the time and specific to that NEO.

Our Compensation Committee and Executive Committee perform an annual strategic review of LTI compensation paid to our NEOs to determine whether the Company has provided adequate incentives and motivation to such NEOs, and whether the Company adequately compensates our NEOs relative to comparable officers in other companies with which we compete for executives. For decisions regarding the grant of equity compensation relating to NEOs, other than our Chairman and Co-Chief Executive Officer and our Vice Chairman and Co-Chief Executive Officer, the Compensation Committee specifically considers recommendations from the Executive Committee.

2020 Compensation Program Components

Our NEO compensation program for 2020 had three primary components: base salary, annual bonus and equity awards granted pursuant to our 2011 Omnibus Incentive Plan.

Each of the primary components of NEO compensation for 2020 is discussed below.

2020 Base Salary

Base salaries for our NEOs are established based on the scope of their individual responsibilities, taking into account competitive market remuneration paid by other companies for individuals in similar positions. We set NEO base salaries at levels which we believe enable us to retain individuals in a competitive environment (but without any fixed formula) and reward performance based upon contributions to our overall business goals. We may also utilize input on compensation from compensation consultants, executive search firms and market data when making crucial hiring decisions.

For 2020, the Compensation Committee determined the base salaries for Mr. Sacks and Mr. Schlosberg and for the other NEOs (which were based on the recommendation of the Executive Committee).

Following the Compensation Committee’s discussions with F.W. Cook, for 2020, base salaries for all NEOs were increased in connection with market adjustments based on the Early 2020 Market Analysis. The annual base salary for each of Mr. Sacks and Mr. Schlosberg was increased from $850,000 to $900,000 to maintain their market positioning for this compensation element at the 25th percentile of our Early 2020 Peers. For 2020, Mr. Kelly’s annual base salary was increased from $450,000 to $480,000,

Mr. Carling’s annual base salary was increased from $549,652 to $588,773 (Mr. Carling’s compensation, including bonus, as presented herein was paid in Pound Sterling (“GBP”) and converted to United States Dollars (“USD”) using the average exchange rate of GBP to USD on a monthly basis for the year ended December 31, 2020), and Ms. Tirre’s annual base salary was increased from $630,000 to $680,000.

2020 AIAs

For 2020, our NEOs were granted AIAs under the 2011 Omnibus Incentive Plan based on a formulaic approach, whereby each NEO had a target AIA opportunity (expressed as a percentage of base salary), set by the Compensation Committee, that is earned based on pre-established financial and individual performance criteria, weighted 75% and 25%, respectively. Prior to 2020, the Compensation Committee’s practice was to determine AIA payouts on an entirely discretionary basis. The Compensation Committee determines the AIAs for Mr. Sacks and Mr. Schlosberg, and the AIAs for the other NEOs are also determined by the Compensation Committee based on the recommendation of the Executive Committee.

NEOs’ target AIA opportunities ranged from 50% to 120% of 2020 base salary, as shown in the table below.

Name	Fiscal Year 2020 Target AIA Opportunity (Percentage of Base Salary)
Rodney C. Sacks	120%
Hilton H. Schlosberg	120%
Thomas J. Kelly	50%
Guy P. Carling	50%
Emelie C. Tirre	50%

Payouts were eligible to range from 0% to 200% of the applicable target performance criteria, with no payout earned for performance below a threshold level. In developing the performance goals for the AIAs granted in 2020, the Compensation Committee worked with F.W. Cook to develop a target goal that represented a meaningful level of growth relative to prior year performance with sufficient rigor to be challenging, but not impossible, to achieve. Adjusted operated income was chosen because we believe it is an appropriate measurement for management’s contributions to operating performance and profitability of the Company. The adjustments to operating income allow evaluation of performance but exclude certain gains and charges which can distort operating income, such as decreased expenditures for sponsorships and endorsements, and travel and entertainment, largely as a consequence of the COVID-19 pandemic. For further information on the adjusted operating income compensation performance measure, which is a non-GAAP financial measure, please see Appendix A. Achievement under either the adjusted operating income or the individual performance component of AIAs are independent of each other (i.e., a payout can be made under one component even if no payout is made under the other) and consistent with past practice, payout of AIAs can be made in the form of cash or shares of our Common Stock (or a combination thereof) at the Compensation Committee’s discretion, and equal to the weighted sum of the achievement for each applicable performance metric. Linear interpolation is applied to calculate actual percentage payout for achievement of the adjusted operating income component between threshold, target, and maximum amounts.

Performance Level	Threshold	Target	Maximum	Actual
2020 Adjusted Operating Income ($)	$1.4725 Billion	$1.55 Billion	$1.6275 Billion	$1.621 Billion
Percentage Payout (% of Target)	50%	100%	200%	192%

The actual achievement of the adjusted operating income and the individual performance components under the AIAs were certified and approved by the Compensation Committee and paid in the first quarter of 2021 following a review of financial results prepared by the Company’s management and evaluation of each NEO’s individual performance based on a variety of factors. With respect to the individual performance component, the Co-Chief Executive Officers informed the Compensation Committee of their assessment of each NEO’s contribution to the Company’s fiscal 2020 performance. The Compensation Committee determined that the adjusted operating income component was satisfied at 192% achievement for all NEOs and the individual performance component for all NEOs was determined to be 175% (other than Mr. Kelly, whose achievement was 150%). For a reconciliation of adjusted operating income to operating income, the most directly corresponding GAAP financial measure, please see Appendix A. Because of increased sales in Mr. Carling’s and Ms. Tirre’s respective geographical markets and, with respect to Mr. Sacks and Mr. Schlosberg, the Company’s overall excellent performance, each of these NEOs earned a slightly higher payout than Mr. Kelly under the individual performance component. The total 2020 AIAs for each NEO is set forth in the table below. For Mr. Carling, his total AIA payout resulted in a higher payout relative to his target AIA opportunity than the other NEOs due to exchange rate fluctuations between GBP and USD.

Name	Dollar Amount of Target AIA Opportunity ($)	Adjusted Operating Income Component (75% Weighting) ($)	Individual Performance (25% Weighting) ($)	Total AIA ($)
Rodney C. Sacks	1,080,000	1,555,266	472,500	2,027,766
Hilton H. Schlosberg	1,080,000	1,555,266	472,500	2,027,766
Thomas J. Kelly	240,000	345,600	90,000	435,600
Guy P. Carling	294,387	433,314	131,649	564,963
Emelie C. Tirre	340,000	489,600	148,750	638,350

In early 2021, Mr. Sacks and Mr. Schlosberg were each awarded 11,400 fully vested shares of our Common Stock valued at $1,013,916, which represented one-half of their total AIA payout as part of their 2020 performance. The purpose of paying a portion of Mr. Sacks’ and Mr. Schlosberg’s 2020 AIAs in equity was to increase the alignment of their interests with stockholders. The remaining portion of Mr. Sacks’ and Mr. Schlosberg’s 2020 AIAs, and the full 2020 AIAs for the other NEOs, were paid in cash.

The 2020 AIAs were granted by the Compensation Committee in early 2020 and the Compensation Committee confirmed achievement in early 2021.

2020 LTI Program

We believe that long-term performance is achieved through an ownership culture that encourages superior performance by our NEOs through the use of equity awards and, as a result, the compensation program emphasizes equity awards over cash compensation. The Compensation Committee reviews and approves equity awards to our NEOs based upon compensation data principally gathered through a market analysis conducted by our independent compensation consultants, our recruiting and retention experience and our qualitative assessment of individual performance, as well as a review of each NEO’s current LTIs and retention considerations.

PSUs

The Compensation Committee, with the assistance of F.W. Cook, revised the LTI program in 2020 to introduce PSUs as part of the overall award mix. The Compensation Committee believes that the move to include PSUs as part of the LTI pay mix continues to align the NEO’s compensation with long-term growth and objectives. Solely with respect to 2020 and as a one-time transition, the Compensation Committee determined that the March 2020 LTI grants to our NEOs would be split among stock options (30% weighting), time-vested RSUs (30% weighting) and PSUs (40% weighting). The PSUs granted under the 2011 Omnibus Incentive Plan in March 2020 contained three different performance measurements: (i) the first tranche was eligible to be earned based on adjusted diluted EPS during 2020 (“first tranche”); (ii) the second tranche is eligible to be earned based on two-year cumulative adjusted diluted EPS during 2020 and 2021 (“second tranche”); and (iii) the third tranche is eligible to be earned based on three-year cumulative adjusted diluted EPS from 2020 through 2022 (“third tranche”). The number of PSUs that may be earned range from 0% to 200% of target versus the pre-established performance goals, with threshold, target and maximum performance levels earning 50%, 100% and 200% of target PSUs, respectively, as set forth in the table below.

Name	Performance Periods	Threshold Shares (50% of Target)	Target Shares (100% of Target)	Maximum Shares (200% of Target)
Rodney C. Sacks	First Tranche – 2020 (1 year)	6,408	12,816	25,632
	Second Tranche – 2020 to 2021 (2 years)	16,021	32,042	64,084
	Third Tranche – 2020 to 2022 (3 years)	16,021	32,042	64,084
Hilton H. Schlosberg	First Tranche – 2020 (1 year)	6,408	12,816	25,632
	Second Tranche – 2020 to 2021 (2 years)	16,021	32,042	64,084
	Third Tranche – 2020 to 2022 (3 years)	16,021	32,042	64,084
Thomas J. Kelly	First Tranche – 2020 (1 year)	500	1,000	2,000
	Second Tranche – 2020 to 2021 (2 years)	500	1,000	2,000
	Third Tranche – 2020 to 2022 (3 years)	500	1,000	2,000
Guy P. Carling	First Tranche – 2020 (1 year)	1,000	2,000	4,000
	Second Tranche – 2020 to 2021 (2 years)	1,000	2,000	4,000
	Third Tranche – 2020 to 2022 (3 years)	1,000	2,000	4,000

Emelie C. Tirre	First Tranche – 2020 (1 year)	1,000	2,000	4,000
	Second Tranche – 2020 to 2021 (2 years)	1,000	2,000	4,000
	Third Tranche – 2020 to 2022 (3 years)	1,000	2,000	4,000

For the first tranche of the PSUs, relating to the performance period beginning on January 1, 2020 and ending on December 31, 2020, the pre-established threshold, target and maximum performance levels are set forth in the table below (linear interpolation applies between threshold/target and target/maximum performance goals with no payout for performance below threshold).

First Tranche Performance Goal (Performance Percentage)	Adjusted Diluted EPS for 2020
Threshold (50% of Target)	$2.068
Target (100% of Target)	$2.177
Maximum (200% of Target)	$2.285

With the completion of the first tranche for the PSUs granted in March 2020, the Compensation Committee considered the adjusted diluted EPS during 2020 of $2.326 and awarded the NEOs the following number of shares of Common Stock based on 200% achievement, as set forth in the table below. For a reconciliation of adjusted diluted EPS to diluted EPS, the most directly comparable GAAP financial measure, please see Appendix A.

Name	Shares Delivered Based on First Tranche Achievement (#)
Rodney C. Sacks	25,632
Hilton H. Schlosberg	25,632
Thomas J. Kelly	2,000
Guy P. Carling	4,000
Emelie C. Tirre	4,000

The award agreements for the PSUs granted in March 2020 provided for “double-trigger” vesting provisions for all NEOs, which permit accelerated vesting upon a qualifying termination of employment following the occurrence of a change in control. The Company historically granted stock option and time-vested RSU awards to Mr. Sacks and Mr. Schlosberg that provided for “single-trigger” equity vesting (and for all other NEOs, discretion by the Board to provide for “single-trigger” equity vesting), whereby vesting was accelerated solely upon the occurrence of a change in control. Upon a change in control, the PSUs granted in 2020 will automatically convert into time-vested RSUs, with vesting occurring on the original vesting dates applicable to such PSUs; provided that such converted time-vested RSUs will automatically accelerate upon a subsequent qualifying termination of employment. The number of time-vested RSUs that a portion of the PSUs granted in 2020 could convert to depends on the timing of a change in control. If a change in control occurs during calendar years 2021 or 2022, only the then-remaining unvested portion of the award of PSUs granted in 2020 will automatically convert into time-vested RSUs, with the number of shares of Common Stock underlying such RSUs deliverable at actual performance for the most recently-completed performance period that ended before the change in control (as outlined in the applicable award agreement). Further, the Compensation Committee agreed that all equity awards granted to NEOs under the 2020 Omnibus Incentive Plan (approved last year by stockholders) will be subject to “double-trigger” vesting.

Stock Options and RSUs

In addition to the PSUs, each of Mr. Sacks and Mr. Schlosberg were granted 191,400 stock options under the 2011 Omnibus Incentive Plan that vest in three annual installments as follows: the option to purchase 85,066 shares on March 13, 2021, the option to purchase 53,167 shares on March 13, 2022, and the option to purchase 53,167 shares on March 13, 2023, subject to their continued employment through each vesting date. Additionally, on the same day, each of Mr. Sacks and Mr. Schlosberg were granted 57,700 RSUs under the 2011 Omnibus Incentive Plan that vest in three annual installments as follows: 25,644 units on March 13, 2021, 16,028 units on March 13, 2022, and 16,028 units on March 13, 2023, subject to their continued employment through each vesting date. These grants, taken together with PSU grants, represented an aggregate annual grant value of approximately $12.0 million, which has been unchanged since 2018. Mr. Kelly was granted 12,000 stock options under the 2011 Omnibus Incentive Plan that vest in three equal annual installments starting on March 13, 2021, and Mr. Carling and Ms. Tirre were each granted 20,000 stock options under the 2011 Omnibus Incentive Plan that vest in five annual installments as follows: the option to purchase 2,000 shares on March 13, 2021, the option to purchase 3,000 shares on March 13, 2022, the option to purchase 4,000 shares on March 13, 2023, the option to purchase 5,000 shares on March 13, 2024, and the option to purchase 6,000 shares on March 13, 2025, subject to their continued employment through each vesting date. Additionally, on the same day, Mr. Kelly was granted 4,000 RSUs that vest in three equal annual installments starting on March 13, 2021, and Mr. Carling and Ms. Tirre were each granted 7,000 RSUs that vest in five annual installments as follows: 700 units on March 13, 2021, 1,050 units on March 13, 2022, 1,400 units on March 13, 2023, 1,750 units on March 13, 2024, and 2,100 units on March 13, 2025, subject to their continued employment through each vesting date.

2021 Equity Grants

As approved by the Compensation Committee in March 2020, beginning with grants in March 2021, all NEOs’ equity award packages will continue to be split among stock options, time-vested RSUs and PSUs, but more heavily weighted towards PSUs as follows: 50% weighting for PSUs and 25% weighting for each of stock options and time-vested RSUs.

•	The PSUs will cliff vest over a single three-year performance period based on performance achievement versus the pre-established performance goal for the three-year performance period, subject to continued service during the period.

•	The stock options will vest ratably over three or five years, subject to continued service, and will have a 10-year term.

•	The RSUs will also vest ratably over three or five years, subject to continued service.

Deferred Compensation

The Monster Beverage Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) (amended effective January 1, 2017) was adopted to permit eligible employees to elect to defer cash and/or equity-based compensation and to receive the deferred amounts, together with an investment return (positive or negative), in the future.  We believe that maintaining the Deferred Compensation Plan provides value to our NEOs who may otherwise not be able to fully participate in our qualified retirement plans due to certain limitations under the Internal Revenue Code (the “Code”). Deferrals under the Deferred Compensation Plan are unfunded and unsecured.  Mr. Schlosberg is the only NEO who currently participates in the Deferred Compensation Plan. See “2020 Non-Qualified Deferred Compensation Table” for further information.

Employment Agreements

Certain NEOs who are parties to employment agreements will continue to be subject to such agreements in their current form based on the terms of such agreements, or upon renewal should the Compensation Committee determine in its discretion that revisions to such employment agreements are recommended. We believe that having employment agreements with Mr. Sacks and Mr. Schlosberg is beneficial to us because it provides retentive value and subjects each of them to restrictive covenants. For a summary description of the terms of these agreements, see “Narrative to 2020 Summary Compensation Table and 2020 Grants of Plan-Based Awards Table – Employment Agreements and Arrangements” below.

Perquisites

Consistent with prior years, we continued to maintain our current perquisites for our NEOs, which we believe are currently in line with those provided by comparable companies within the consumer products industry, the food and beverage industry and within the labor markets in which we participate, for similarly situated executives, based principally on information gathered through our recruiting and retention experience. The perquisites include payment of the cost and expense for personal use of a Company automobile or an automobile allowance and the Company’s payment of benefit premiums under certain employee benefit plans. For Mr. Sacks and Mr. Schlosberg, the perquisites include the use of an office desk for a personal accountant on an occasional basis, at no cost to the Company. In addition, pursuant to their employment agreements, Mr. Sacks and Mr. Schlosberg are entitled to receive initial and annual fees and all other reasonable expenses relating to membership in up to two business or social clubs selected by the executive. Ms. Tirre is entitled to receive 50% of the annual fees relating to the membership in one business or social club selected by the executive. However, the Compensation Committee in its discretion may revise, amend or add to the employee benefits and perquisites of a NEO if it deems it advisable. Executives bear all taxes associated with these employee benefits and perquisites and these arrangements do not provide for tax gross ups.

Stock Ownership Guidelines for Co-Chief Executive Officers, President and Chief Financial Officer

The Board maintains stock ownership guidelines (the “Executive Officer Stock Ownership Guidelines”) to further align the interests of the Company’s Co-CEOs, President and Chief Financial Officer (“CFO”) with the interests of stockholders and to further promote the Company’s commitment to sound corporate governance. The guidelines require the Company’s Co-CEOs, President and CFO to hold an amount of stock at least equal to six times annual base salary, which is then converted to a fixed number of shares. Shares that satisfy the stock ownership guidelines include:  Company stock owned directly or indirectly with, or separately by, his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive or his or her immediate family members; all unvested restricted stock with time-based vesting; shares issuable upon the settlement of RSUs; and shares held in the Deferred Compensation Plan. Unexercised stock options, or the non-vested portion of any performance-based restricted stock, do not count towards satisfying the guidelines. Any newly appointed CEO, President and CFO will have five years from the date of his or her appointment to comply with the guidelines. The Compensation Committee will monitor compliance with the stock ownership guidelines and has the authority to establish, review and approve the guidelines as it deems appropriate. During 2020, each of Mr. Sacks and Mr. Schlosberg were in compliance with the stock ownership guidelines by holding the required number of shares.

Clawback Policy

Pursuant to the 2011 Omnibus Incentive Plan and the 2020 Omnibus Incentive Plan, the Compensation Committee may specify in an award agreement that a participant’s rights, payments, and benefits with respect to an award granted under the 2011 Omnibus Incentive Plan or the 2020 Omnibus Incentive Plan, as applicable, will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. If the Company is required to file an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if a participant knowingly or recklessly engaged in the misconduct, or knowingly or recklessly failed to prevent or report the misconduct, or if a participant is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, such participant will reimburse the Company the amount of any payment in settlement of an award earned or accrued under the 2011 Omnibus Incentive Plan or the 2020 Omnibus Incentive Plan, as applicable, for such period as determined by the Compensation Committee following the first public issuance or filing with the SEC (whichever just occurred) of the financial document reflecting such material noncompliance.

Equity Grant Procedures

The Compensation Committee maintains equity grant procedures, which set forth, among other things, the authorities of the Compensation Committee and Executive Committee to make grants under the 2011 Omnibus Incentive Plan (for grants prior to June 3, 2020) and under the 2020 Omnibus Incentive Plan (for grants after June 3, 2020) under certain circumstances and the timing of our grants of equity awards. Under the equity grant procedures, other than awards granted to new hires and promotions, awards may only be granted during an applicable window period.

Employee Benefit Plans

Our employees, including our NEOs who generally participate on the same basis as our broader employee population, are entitled to various employee benefits, which generally include health care plans, flexible spending accounts, life and disability insurance, 401(k) plan and paid time off.

401(k) Plan

Our employees, including our NEOs, may participate in our 401(k) plan, a defined contribution plan that qualifies under Section 401(k) of the Code. Participating employees may contribute up to statutory limits. We make discretionary matching contributions, and currently match 50% of our employee contributions, up to 8% of each employee’s earnings on a per pay period basis, which vest at a rate of 50% upon completion of two years of service, 75% upon completion of three years of service and 100% upon completion of four years of service.

Change in Control and Separation Arrangements

Certain of our NEOs, per the terms of their respective employment agreements and/or equity award agreements, are eligible for certain benefits and/or payments if there is a change in control and/or a termination of their employment, as described under “Potential Payments Upon Termination or Change in Control” beginning on page 39.

We believe these arrangements are an important part of overall compensation and will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, notwithstanding any concern that they may have at such time regarding their own future and continued employment. In addition, we believe that these arrangements are an important recruitment and retention incentive. These arrangements do not provide for tax gross ups.

Tax Implications

We considered the taxation and accounting consequences of our executive officer compensation programs as part of our internal evaluation of such programs and awards made under them. However, those consequences were not a deciding factor in our decisions in establishing or administering our executive officer compensation programs for fiscal year 2020.  We retain the discretion to structure compensation in ways that may result in less than full deductibility, that may not maximize tax savings and that may not minimize the accounting cost to the Company. Pursuant to the Tax Cuts and Jobs Act, the exemption from deduction limit under Section 162(m) of the Code for performance-based compensation has been repealed, effective for tax years beginning after December 31, 2017, such that compensation paid to covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Compensation paid in or awarded for 2020 and 2021 described above will not be eligible for such transition relief.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

Compensation Committee

Mark S. Vidergauz, Chairman

Benjamin M. Polk

2020 Summary Compensation Table

The following table summarizes the total compensation of our NEOs during the fiscal years ended December 31, 2020, 2019 and 2018. During the fiscal year ended December 31, 2020, our NEOs were Rodney C. Sacks, Hilton H. Schlosberg, Thomas J. Kelly, Guy P. Carling and Emelie C. Tirre.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Rodney C. Sacks Chairman, Co-CEO and Director	2020	934,615	-	8,905,549	3,599,698	2,027,766	96,057	15,563,685
	2019	850,000	508,000	6,486,726	6,012,646	-	125,062	13,982,434
	2018	800,000	484,000	6,464,411	6,063,050	-	103,470	13,914,931
Hilton H. Schlosberg Vice Chairman, Co-CEO and Director	2020	934,615	-	8,905,549	3,599,698	2,027,766	75,777	15,543,405
	2019	850,000	508,000	6,486,726	6,012,646	-	81,927	13,939,299
	2018	800,000	484,000	6,464,411	6,063,050	-	73,746	13,885,207
Thomas J. Kelly Chief Financial Officer	2020 2019 2018	498,462 450,000 400,000	- 225,000 200,000	436,730 310,284 -	224,818 302,636 1,239,216	435,600 - -	41,736 38,781 36,408	1,637,346 1,326,701 1,875,624
Guy P. Carling President, EMEA (6)	2020 2019 2018	588,773 549,652 507,469	- 279,154 227,406	811,070 507,195 618,000	374,696 504,393 1,641,518	564,963 - -	47,301 45,557 44,778	2,386,803 1,885,951 3,039,171
Emelie C. Tirre President, Americas	2020 2019 2018	706,154 630,000 554,615	- 320,000 275,000	811,070 507,195 618,000	374,696 504,393 1,641,518	638,350 - -	37,964 35,345 33,645	2,568,234 1,996,933 3,122,778

(1)	The amounts in this column include one additional pay period for the year ended December 31, 2020.

(2)	As computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, modified to exclude the effect of estimated forfeitures related to service-based vesting conditions, the amounts in this column represent the aggregate grant date fair value of awards of shares of our Common Stock (solely in the case of Messrs. Sacks and Schlosberg, which amounts represent half of their respective bonuses earned in each of 2019, 2018 and 2017 and paid in 2020, 2019 and 2018, respectively) and RSUs (in the case of all NEOs, which were granted in 2020, 2019 and 2018, respectively) and, with respect to awards of PSUs (in the case of all NEOs, which were granted in 2020), represent the grant date fair value based on the probable outcome of the performance conditions at the date of the grant. The amount reflected in this column with respect to the first tranche of the PSUs granted in 2020 is: Mr. Sacks, $799,590; Mr. Schlosberg, $799,590; Mr. Kelly, $62,390; Mr. Carling, $124,780; and Ms. Tirre, $124,780; with respect to the second tranche of the PSUs granted in 2020 is: Mr. Sacks, $1,999,100; Mr. Schlosberg, $1,999,100; Mr. Kelly, $62,390; Mr. Carling, $124,780; and Ms. Tirre, $124,780; and with respect to the third tranche of the PSUs granted in 2020 is: Mr. Sacks, $1,999,100; Mr. Schlosberg, $1,999,100; Mr. Kelly, $62,390; Mr. Carling, $124,780; and Ms. Tirre, $124,780. The assumptions used in the valuation of equity awards are disclosed in Note 15 to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The amounts do not reflect the value actually realized or that ultimately may be realized by the NEOs. The value of the PSU awards granted in 2020, assuming achievement of the maximum performance level of 200% for all three tranches, would have been: Mr. Sacks, $9,595,582; Mr. Schlosberg, $9,595,582; Mr. Kelly, $374,340; Mr. Carling, $748,680; and Ms. Tirre, $748,680.

(3)	The amounts represent the aggregate grant date fair value for option awards computed in accordance with ASC Topic 718, modified to exclude the effect of estimated forfeitures related to service-based vesting conditions, and are based on the estimated fair value of the options on the date of grant using the Black-Scholes-Merton option pricing formula assumptions disclosed in Note 15 to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The amounts do not reflect the value actually realized or that ultimately may be realized by the NEOs.

(4)	The amounts in this column represent for 2020 the amount earned for AIAs granted under the 2011 Omnibus Incentive Plan and paid in 2021. For Mr. Sacks and Mr. Schlosberg, one half of their respective AIAs granted in 2020 were paid in shares of immediately vested Common Stock valued at $1,013,916 (based on the closing stock price of our Common Stock on March 12, 2021 ($88.94), which was the date the Compensation Committee certified achievement with respect to such portion of the AIA). See “Compensation Discussion & Analysis – 2020 AIAs” for a discussion of how the 2020 AIAs were determined.

(5)	The amounts reported in this column for 2020 include the items set forth in the table below, as applicable to each NEO:

Name	Company Automobile ($)	Automobile Allowance ($)	401(k) Matching Contribution ($)	Benefit Premiums ($)(a)	Other Perquisites ($)(b)	Personal Equipment Allowance ($)	Total ($)
Rodney C. Sacks	24,801	-	11,400	58,277	1,111	468	96,057
Hilton H. Schlosberg	31,415	-	11,400	32,494	-	468	75,777
Thomas J. Kelly	-	8,204	11,400	21,664	-	468	41,736
Guy P. Carling	-	15,366	29,439	2,496	-	-	47,301
Emelie C. Tirre	-	9,645	11,400	9,027	7,424	468	37,964

(a)	For Mr. Sacks, the amount in this column represents premiums paid by the Company for coverage for himself, his spouse, and certain dependents, as the case may be, under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs. For Mr. Schlosberg, the amounts in this column represent premiums paid by the Company for coverage for himself and the members of his immediate family (to the extent permitted by the applicable plan), as the case may be, under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs. For Mr. Kelly, the amounts in this column represent premiums paid by the Company for coverage for himself and his spouse, as the case may be, under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs. For Mr. Carling, the amounts in this column represent premiums paid by the Company for coverage for himself and the members of his immediate family (to the extent permitted by the applicable plan), as the case may be, under all medical, dental, critical illness, group life, accidental death and travel accident insurance plans and programs. For Ms. Tirre, the amounts in this column represent premiums paid by the Company for coverage for herself, as the case may be, under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs.

(b)	For Mr. Sacks, the amount in this column represents the entitlement to receive initial and annual fees and all other reasonable expenses relating to membership in up to two business or social clubs selected by Mr. Sacks. For Ms. Tirre, the amount in this column represents the entitlement to receive 50% of the annual fees relating to the membership in one business or social club selected by Ms. Tirre.

(6)	For Mr. Carling, the amounts reported were paid in GBP and converted to USD using the average exchange rate of GBP to USD on a monthly basis for the years indicated.

2020 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards granted to our NEOs during the fiscal year ended December 31, 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (4)			Estimated Future Payouts Under Equity Incentive Plan Awards (5)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rodney C. Sacks
RSUs (1)	3/13/2020							57,700	-	-	3,599,903
PSUs (2)	3/13/2020				38,450	76,900	153,800		-	-	4,797,791
Common Stock (3)	3/13/2020							8,140	-	-	507,855
Options	3/13/2020								191,400	62.39	3,599,698
AIA	3/13/2020	540,000	1,080,000	2,160,000				-	-	-	-
Hilton H. Schlosberg
RSUs (1)	3/13/2020							57,700	-	-	3,599,903
PSUs (2)	3/13/2020				38,450	76,900	153,800		-	-	4,797,791
Common Stock (3)	3/13/2020							8,140	-	-	507,855
Options	3/13/2020								191,400	62.39	3,599,698
AIA	3/13/2020	540,000	1,080,000	2,160,000				-	-	-	-
Thomas J. Kelly
RSUs (1)	3/13/2020							4,000	-	-	249,560
PSUs (2)	3/13/2020				1,500	3,000	6,000		-	-	187,170
Options	3/13/2020								12,000	62.39	224,818
AIA	3/13/2020	120,000	240,000	480,000				-	-	-	-
Guy P. Carling
RSUs (1)	3/13/2020							7,000	-	-	436,730
PSUs (2)	3/13/2020				3,000	6,000	12,000		-	-	374,340
Options	3/13/2020								20,000	62.39	374,696
AIA	3/13/2020	147,193	294,387	588,773				-	-	-	-
Emelie C. Tirre
RSUs (1)	3/13/2020							7,000	-	-	436,730
PSUs (2)	3/13/2020				3,000	6,000	12,000		-	-	374,340
Options	3/13/2020								20,000	62.39	374,696
AIA	3/13/2020	170,000	340,000	680,000				-	-	-	-

(1)	The amounts represent shares underlying RSUs granted under our 2011 Omnibus Incentive Plan.

(2)	The amounts represent shares underlying PSUs granted under our 2011 Omnibus Incentive Plan.

(3)	The amounts represent shares of our Common Stock granted under our 2011 Omnibus Incentive Plan that were immediately vested at grant. This grant represented one-half of the total bonus payout for each of Mr. Sacks and Mr. Schlosberg for performance in the year ended December 31, 2019, which grant was valued at $507,855 (based on the closing stock price of our Common Stock on March 13, 2020 ($62.39)).

(4)	Represents threshold, target and maximum payout levels for AIAs granted in March 2020 for performance in the year ended December 31, 2020. See “Compensation Discussion & Analysis – 2020 AIAs” for a description of the AIAs. The threshold numbers set forth above are based on achieving the minimum level of performance for which payment would be made with respect to financial performance measures (75% weighting), and assumes no payout is made for the discretionary component (25% weighting). For Mr. Sacks and Mr. Schlosberg, one half of their respective AIAs granted in 2020 were paid in shares of immediately vested Common Stock valued at $1,013,916 (based on the closing stock price of our Common Stock on March 12, 2021, which was the date the Compensation Committee certified achievement with respect to such portion of the AIA ($88.94)).

(5)	Represents threshold, target and maximum payout levels for PSUs based on achievement of pre-approved, annualized EPS targets and is subject to adjustments as described more fully in “Compensation Discussion & Analysis – 2020 LTI Program.”

(6)	The amounts represent options granted under our 2011 Omnibus Incentive Plan.

(7)	The assumptions used in the valuation of equity awards are disclosed in Note 15 to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Narrative to 2020 Summary Compensation Table and 2020 Grants of Plan-Based Awards Table

Employment Agreements and Arrangements. The principal terms of the employment agreements and arrangements with our NEOs are set forth below.

Rodney C. Sacks – On March 18, 2014, we entered into an employment agreement with Mr. Sacks (the “Sacks Employment Agreement”), pursuant to which Mr. Sacks renders services as our Chairman and Co-Chief Executive Officer. Under the Sacks Employment Agreement, Mr. Sacks’ annual base salary will be reviewed annually and increased at the discretion of our Board. Mr. Sacks is eligible to receive an AIA as described under “Compensation Discussion & Analysis – 2020 AIAs” as well as certain fringe benefits. The initial employment period of this agreement commenced on January 1, 2014 and continued through December 31, 2018. Beginning December 31, 2018, the agreement automatically renews for successive one-year renewal periods, unless notice of intent to not renew is given by either us or Mr. Sacks by June 30 of any renewal year. Under the Sacks Employment Agreement, Mr. Sacks is subject to a confidentiality covenant and a six-month post-termination non-competition covenant. The Sacks Employment Agreement is subject to termination (i) upon the death or disability of Mr. Sacks, (ii) voluntarily by Mr. Sacks on 90 days’ written notice, (iii) for Cause (as defined therein) by us, or (iv) upon Constructive Termination (as defined therein) by Mr. Sacks. The severance provisions in the Sacks Employment Agreement are discussed in the “Potential Payments Upon Termination or Change in Control” section below. During 2020, we entered into certain equity compensation agreements with Mr. Sacks as disclosed in the “2020 Grants of Plan-Based Awards” table above.

Hilton H. Schlosberg – On March 18, 2014, we entered into an employment agreement with Mr. Schlosberg (the “Schlosberg Employment Agreement”), pursuant to which Mr. Schlosberg renders services as our Vice Chairman and Co-Chief Executive Officer. Under the Schlosberg Employment Agreement, Mr. Schlosberg’s annual base salary will be reviewed annually and increased at the discretion of our Board. Mr. Schlosberg is eligible to receive an AIA as described under “Compensation Discussion & Analysis – 2020 AIAs” as well as certain fringe benefits. The initial employment period of this agreement commenced on January 1, 2014 and continued through December 31, 2018. Beginning December 31, 2018, the agreement automatically renews for successive one-year renewal periods, unless notice of intent to not renew is given by either us or Mr. Schlosberg by June 30 of any renewal year. Under the Schlosberg Employment Agreement, Mr. Schlosberg is subject to a confidentiality covenant and a six-month post-termination non-competition covenant. The Schlosberg Employment Agreement is subject to termination (i) upon the death or disability of Mr. Schlosberg, (ii) voluntarily by Mr. Schlosberg on 90 days’ written notice, (iii) for Cause (as defined therein) by us, or (iv) upon Constructive Termination

(as defined therein) by Mr. Schlosberg. The severance provisions in the Schlosberg Employment Agreement are discussed in the “Potential Payments Upon Termination or Change in Control” section below. During 2020, we entered into certain equity compensation agreements with Mr. Schlosberg as disclosed in the “2020 Grants of Plan-Based Awards” table above.

Thomas J. Kelly, Guy P. Carling and Emelie C. Tirre – Mr. Kelly, Mr. Carling and Ms. Tirre’s employment, respectively, is “at will” and thus may be terminated at any time for any or no reason. Mr. Kelly, Mr. Carling and Ms. Tirre are each eligible to receive an AIA as described under “Compensation Discussion & Analysis – 2020 AIAs” as well as certain fringe benefits.

2011 Omnibus Incentive Plan. The principal terms of the awards granted to our NEOs in 2020 under the 2011 Omnibus Incentive Plan are set forth below.

Options. Options granted in 2020 to our NEOs under the 2011 Omnibus Incentive Plan have a ten-year term. For Mr. Sacks and Mr. Schlosberg the options granted in 2020 are scheduled to vest in three annual installments with approximately 44% vesting on the first anniversary of the grant date and approximately 28% vesting on each of the second and third anniversaries of the grant date, subject to continuous employment. For Mr. Kelly, the options granted in 2020 are scheduled to vest in three, equal one-third annual installments on the first three anniversaries of the grant date, subject to continuous employment. For Mr. Carling and Ms. Tirre, the options granted in 2020 are scheduled to vest in five annual installments with 10% vesting on the first anniversary of the grant date, 15% vesting on the second anniversary of the grant date, 20% vesting on the third anniversary of the grant date, 25% vesting on the fourth anniversary of the grant date and 30% vesting on the fifth anniversary of the grant date, subject to continuous employment. The effect of termination and change in control on vesting of options for our NEOs is discussed in the “Potential Payments Upon Termination or Change in Control” section below.

RSUs. For Mr. Sacks and Mr. Schlosberg, the RSUs granted in 2020 are scheduled to vest in three annual installments with approximately 44% vesting on the first anniversary of the grant date and approximately 28% vesting on each of the second and third anniversaries of the grant date, subject to continuous employment. For Mr. Kelly, the RSUs granted in 2020 are scheduled to vest in three, equal one-third annual installments on the first three anniversaries of the grant date, subject to continuous employment. For Mr. Carling and Ms. Tirre, the RSUs granted in 2020 are scheduled to vest in five annual installments with 10% vesting on the first anniversary of the grant date, 15% vesting on the second anniversary of the grant date, 20% vesting on the third anniversary of the grant date, 25% vesting on the fourth anniversary of the grant date and 30% vesting on the fifth anniversary of the grant date, subject to continuous employment. The effect of termination and change in control on vesting of RSUs for our NEOs is discussed in the “Potential Payments Upon Termination or Change in Control” section below.

PSUs. The number of PSUs in which our NEOs may vest for the PSUs granted in 2020 ranges from 0% to 200% of the number of PSUs granted, subject to the achievement of pre-established EPS goals during each applicable performance period (the one-year period beginning on January 1, 2020 and ending on December 31, 2020, the two-year period beginning on January 1, 2020 and ending on December 31, 2021 and the three-year period beginning on January 1, 2020 and ending on December 31, 2022, respectively), which goals are subject to certain adjustments, and continuous employment through each applicable performance period. For Mr. Sacks and Mr. Schlosberg, approximately 16% of their respective grants vest following the achievement of the performance criteria in the first performance period and the remaining approximately 84% of their respective grants vest in two, equal installments following the achievement of the performance criteria in the second and third performance periods, as applicable, subject to continuous employment. For Mr. Kelly, Mr. Carling and Ms. Tirre, the PSUs are scheduled to vest in three, equal installments following the achievement of the performance criteria in each applicable performance period, subject to continuous employment. The effect of termination and change in control on vesting of PSUs for our NEOs is discussed in the “Potential Payments Upon Termination or Change in Control” section below.

2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the outstanding equity awards held by our NEOs at December 31, 2020.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Unearned Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(12)
Rodney C. Sacks	06/03/2013 (1)	630,000	-	17.99	06/03/2023	-	-	-	-
	03/14/2014 (1)	630,000	-	23.35	03/14/2024	-	-	-	-
	03/13/2015 (1)	237,600	-	45.16	03/13/2025	-	-	-	-
	03/14/2016 (1)	315,000	-	43.99	03/14/2026	-	-	-	-
	03/14/2017 (1)	305,500	-	46.27	03/14/2027	-	-	-	-
	03/14/2018 (2)	-	-	-		34,067	3,150,516	-	-
	03/14/2018 (1)	176,000	88,000	58.73	03/14/2028	-	-	-	-
	03/14/2019 (2)	-	-	-		67,067	6,202,356	-	-
	03/14/2019 (1)	97,200	194,400	59.67	03/14/2029	-	-	-	-
	03/13/2020 (3)	-	-	-		57,700	5,336,096	-	-
	03/13/2020 (10)	-	-	-		-	-	38,450	3,555,856
	03/13/2020 (3)	-	191,400	62.39	03/13/2030	-	-	-	-
Hilton H. Schlosberg	06/03/2013 (1)	630,000	-	17.99	06/03/2023	-	-	-	-
	03/14/2014 (1)	630,000	-	23.35	03/14/2024	-	-	-	-
	03/13/2015 (1)	237,600	-	45.16	03/13/2025	-	-	-	-
	03/14/2016 (1)	315,000	-	43.99	03/14/2026	-	-	-	-
	03/14/2017 (1)	305,500	-	46.27	03/14/2027	-	-	-	-
	03/14/2018 (2)	-	-	-		34,067	3,150,516	-	-
	03/14/2018 (1)	176,000	88,000	58.73	03/14/2028	-	-	-	-
	03/14/2019 (2)	-	-	-		67,067	6,202,356	-	-
	03/14/2019 (1)	97,200	194,400	59.67	03/14/2029	-	-	-	-
	03/13/2020 (3)	-	-	-		57,700	5,336,096	-	-
	03/13/2020 (10)	-	-	-		-	-	38,450	3,555,856
	03/13/2020 (3)	-	191,400	62.39	03/13/2030	-	-	-	-
Thomas J. Kelly	03/13/2015 (9)	7,200	-	45.16	03/13/2025	-	-	-	-
	03/14/2016 (5)	9,375	11,250	43.99	03/14/2026	-	-	-	-
	12/01/2016 (5)	10,000	12,000	43.64	12/01/2026	-	-	-	-
	03/14/2018 (5)	12,500	37,500	58.73	03/14/2028	-	-	-	-
	06/01/2018 (7)	-	5,000	51.50	06/01/2028	-	-	-	-
	03/14/2019 (2)	-	-	-		3,467	320,628	-	-
	03/14/2019 (1)	5,000	10,000	59.67	03/14/2029	-	-	-	-
	03/13/2020 (2)	-	-	-		4,000	369,920	-	-
	03/13/2020 (11)	-	-	-		-	-	1,500	138,720
	03/13/2020 (1)	-	12,000	62.39	03/13/2030	-	-	-	-
Guy P. Carling	03/14/2016 (5)	-	18,000	43.99	03/14/2026	-	-	-	-
	12/01/2016 (5)	15,000	18,000	43.64	12/01/2026	-	-	-	-
	03/14/2018 (5)	-	37,500	58.73	03/14/2028	-	-	-	-
	06/01/2018 (6)	-	-	-		9,000	832,320	-	-
	06/01/2018 (7)	-	25,000	51.50	06/01/2028	-	-	-	-
	03/14/2019 (8)	-	-	-		7,650	707,472	-	-
	03/14/2019 (5)	-	22,500	59.67	03/14/2029	-	-	-	-
	03/13/2020 (8)	-	-	-		7,000	647,360	-	-
	03/13/2020 (11)	-	-	-		-	-	3,000	277,440
	03/13/2020 (5)	-	20,000	62.39	03/13/2030	-	-	-	-

Emelie C. Tirre	03/13/2015 (5)	42,786	-	45.16	03/13/2025	-	-	-	-
	03/14/2016 (5)	42,000	18,000	43.99	03/14/2026	-	-	-	-
	12/01/2016 (5)	70,000	30,000	43.64	12/01/2026	-	-	-	-
	03/14/2017 (5)	18,000	22,000	46.27	03/14/2027	-	-	-	-
	03/14/2018 (5)	12,500	37,500	58.73	03/14/2028	-	-	-	-
	06/01/2018 (6)	-	-	-		9,000	832,320	-	-
	06/01/2018 (7)	-	25,000	51.50	06/01/2028	-	-	-	-
	03/14/2019 (8)	-	-	-		7,650	707,472	-	-
	03/14/2019 (5)	2,500	22,500	59.67	03/14/2029	-	-	-	-
	03/13/2020 (8)	-	-	-		7,000	647,360	-	-
	03/13/2020 (11)	-	-	-		-	-	3,000	277,440
	03/13/2020 (5)	-	20,000	62.39	03/13/2030	-	-	-	-

(1)

Award of stock options in this row has vested, or, to the extent not yet vested, is subject to vest, in three, equal one-third annual installments on the first three anniversaries of the grant date, subject to continuous employment.

(2)	Award of RSUs in this row is subject to vest in three, equal one-third annual installments on the first three anniversaries of the grant date, subject to continuous employment.
(3)

Award of stock options or RSUs in this row is subject to vest, in three, annual installments with approximately 44% vesting on the first anniversary of the grant date and approximately 28% vesting on each of the second and third anniversaries of the grant date, subject to continuous employment.

(4)

Award of PSUs in this column represent the issuable number of PSUs granted under the 2011 Omnibus Incentive Plan, assuming the applicable threshold level of performance is achieved and all NEOs remained continuously employed through the applicable vesting date. Award of PSUs in this column are eligible to vest subject to the achievement of pre-established EPS goals during each applicable performance period (the one year period beginning on January 1, 2020 and ending on December 31, 2020, the two year period beginning on January 1, 2020 and ending on December 31, 2021 and the three-year period beginning on January 1, 2020 and ending on December 31, 2022, respectively), which goals are subject to certain adjustments, and continuous employment through each applicable performance period.

(5)

Award of stock options in this row has vested, or, to the extent not yet vested, is subject to vest, in five, annual installments with 10% vesting on the first anniversary of the grant date, 15% vesting on the second anniversary of the grant date, 20% vesting on the third anniversary of the grant date, 25% vesting on the fourth anniversary of the grant date and 30% vesting on the fifth anniversary of the grant date, subject to continuous employment.

(6)	Award of RSUs in this row is subject to vest in four, equal one-fourth annual installments on the second, third, fourth and fifth anniversaries of the grant date, subject to continuous employment.
(7)	Award of stock options in this row is subject to vest in three, equal one-third annual installments on the third, fourth and fifth anniversaries of the grant date, subject to continuous employment.
(8)

Award of RSUs in this row is subject to vest in five, annual installments with 10% vesting on the first anniversary of the grant date, 15% vesting on the second anniversary of the grant date, 20% vesting on the third anniversary of the grant date, 25% vesting on the fourth anniversary of the grant date and 30% vesting on the fifth anniversary of the grant date, subject to continuous employment.

(9)	Award of stock options in this row is subject to vest in five equal one-fifth annual installments on the first five anniversaries of the grant date, subject to continuous employment.
(10)

Approximately 16% of PSUs vest following the achievement of the performance criteria in the first performance period and the remaining approximately 84% of the PSUs vest in two, equal installments following the achievement of the performance criteria in the second and third performance periods, as applicable, subject to continuous employment.

(11)	Award of PSUs are scheduled to vest in three, equal installments following the achievement of the performance criteria in each applicable performance period, subject to continuous employment.
(12)	Represents the value of unvested PSUs using the closing price of our Common Stock on December 31, 2020 ($92.48), assuming the applicable threshold level of performance is achieved for each applicable performance period.

2020 Options Exercised and Stock Vested Table

The following table summarizes exercise of stock options and stock vested by our NEOs during the Company’s fiscal year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Rodney C. Sacks			106,300	6,105,872
Hilton H. Schlosberg			106,300	6,105,872
Thomas J. Kelly	77,175	1,922,506	1,733	99,544
Guy P. Carling	68,250	2,056,840	3,850	266,594
Emelie C. Tirre	86,679	3,094,890	3,850	266,594

(1)	The value realized upon the exercise of the stock options reflects the number of options multiplied by the difference between the closing stock price of our Common Stock on the date of the exercise and the exercise price of the options.

(2)	The value realized upon vesting of the RSU awards represents the number of shares of our Common Stock underlying such RSU awards multiplied by the closing stock price of our Common Stock on the date the awards vested.

Pension Benefits

We do not maintain or make contributions to a defined benefit plan for any of our NEOs.

2020 Non-Qualified Deferred Compensation Table

The following table summarizes the contributions, earnings (loss) and withdrawals by our NEOs during the Company’s fiscal year ended December 31, 2020.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings (Loss) in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Rodney C. Sacks	-	-	-	-	-
Hilton H. Schlosberg	$288,523	$0	$96,570	$0	$1,116,139
Thomas J. Kelly	-	-	-	-	-
Guy P. Carling	-	-	-	-	-
Emelie C. Tirre	-	-	-	-	-

(1)	All contributions shown are included in the “Salary” column of the 2020 Summary Compensation Table.

(2)	The amount reported in the earnings column above is not reported as compensation in the Summary Compensation Table because the applicable earnings rate was not in excess of market rates.

(3)	With respect to Mr. Schlosberg, amount includes amounts previously reported in the Summary Compensation Table for years prior to 2020 as “Salary” in the following aggregate amount: $669,200. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to our NEOs in the event of a termination of their employment or a change of control. The following tables and narrative disclosure summarize the payments to each of our NEOs assuming that one of the events listed in the tables below occurs. The tables assume that the event occurred on December 31, 2020, the last day of our most recently completed fiscal year.

Key Employment Agreement and Equity Award Agreement Definitions

For purposes of the Sacks Employment Agreement and the Schlosberg Employment Agreement described in this section, “cause” (under which we may terminate their employment) is defined as: (i) an act or acts of dishonesty or gross misconduct on the executive’s part which results or is intended to result in material damage to our business or reputation; or (ii) repeated material violations by the executive of his obligations relating to his position and duties, which violations are demonstrably willful and deliberate on the executive’s part and which result in material damage to our business or reputation and as to which material violations our Board has notified the executive in writing.

For purposes of the Sacks Employment Agreement and the Schlosberg Employment Agreement described in this section, “constructive termination” (under which they may terminate their employment) is defined as: (i) without the written consent of the executive, (A) the assignment to the executive of any duties inconsistent in any substantial respect with the executive’s position, authority or responsibilities as contemplated by the position and duties described in his employment agreement, or (B) any other substantial adverse change in such position, including titles, authority or responsibilities; (ii) any failure by us to comply with any of the provisions of his employment agreement, other than an insubstantial or inadvertent failure, remedied by us promptly after receipt of notice thereof given by the executive; (iii) our requiring the executive without his consent to be based at any office location outside of Riverside County, California or Orange County, California, except for travel reasonably required in the performance of the executive’s responsibilities; or (iv) any failure by the Company to obtain the assumption and agreement by a successor entity to perform his employment agreement, provided that the successor entity has had actual written notice of the existence of his employment agreement and its terms and an opportunity to assume the Company’s responsibilities under his employment agreement during a period of 10 business days after receipt of such notice.

For purposes of the Sacks Employment Agreement and the Schlosberg Employment Agreement described in this section, “disability” is defined as any disability which would entitle the executive to receive full long-term disability benefits under our long-term disability plan, or if no such plan will then be in effect, any physical or mental disability or incapacity which renders the executive incapable of performing the services and obligations required of him relating to the executive’s position and duties for a period of more than 120 days in the aggregate during any 12-month period during the employment period.

For purposes of the RSU agreements associated with RSUs granted under the 2011 Omnibus Incentive Plan with Mr. Sacks and Mr. Schlosberg, “good reason” is defined as termination of employment on or after a reduction in his compensation or benefits, his removal from his current position, or his being assigned duties and responsibilities that are inconsistent with the dignity, importance or scope of his position.

For purposes of the RSU agreements associated with RSUs granted under the 2011 Omnibus Incentive Plan with Mr. Sacks and Mr. Schlosberg, “cause” is defined as an act of fraud or dishonesty, knowing and material failure to comply with applicable laws or regulations, or drug or alcohol abuse, in any case as determined by the Board.

For purposes of all the PSU agreements associated with PSUs granted under the 2011 Omnibus Incentive Plan, “cause” is as defined in any employment or consulting agreement or similar services agreement between the executive and the Company or one of its affiliates, or, in the absence of any such employment, consulting or similar services agreement, the executive’s (i) act(s) of fraud or dishonesty, (ii) knowing and material failure to comply with applicable laws or regulations or satisfactorily perform the executive’s services with the Company or its affiliates, (iii) insubordination, or (iv) drug or alcohol abuse.

For purposes of all the PSU agreements associated with PSUs granted under the 2011 Omnibus Incentive Plan, “disability” is defined as the complete and permanent inability of the executive to perform the executive’s essential duties consistent with the terms of the executive’s employment or services with the Company and its affiliates, as determined by the Compensation Committee upon the basis of such evidence the Compensation Committee deems appropriate or necessary, including independent medical reports and data.

For purposes of all the PSU agreements associated with PSUs granted under the 2011 Omnibus Incentive Plan, “good reason” is defined as “good reason” to terminate the executive’s employment or services, as defined in any employment or consulting or similar services agreement between the executive and the Company or one of its affiliates, or, in the absence of any such employment, consulting, or similar services agreement, (i) a diminution in the executive’s duties and responsibilities from those in effect immediately prior to a change in such duties and responsibilities including (a) any change to a different reporting structure that results from a “change in control,” and (b) any change resulting from the Company becoming a subsidiary of another organization, in each case, regardless of the structure of the “change in control,” (ii)  a decrease in the executive’s base salary or bonus opportunity, or (iii) a relocation of the executive’s primary work location more than thirty (30) miles from the executive’s primary work location, without the executive’s prior written consent, provided that the executive will have delivered written notice to the Company of the executive’s intention to terminate the executive’s employment or services for “good reason,” and the Company will not have cured such circumstances within 30 days following the Company’s receipt of such notice.

For purposes of the stock option agreements with Mr. Sacks and Mr. Schlosberg, “change in control” is defined as: (i) the acquisition of “Beneficial Ownership” by any person (as defined in Rule 13(d)–3 and 13(d)-5 under the Exchange Act), corporation or other entity other than us or a wholly-owned subsidiary of ours of 50% or more of our outstanding stock; (ii) the sale or disposition of substantially all of our assets; or (iii) our merger with another corporation in which our Common Stock is no longer outstanding after such merger.

For purposes of the stock option agreements with Mr. Sacks and Mr. Schlosberg, “cause” (under which we may terminate their employment) is defined as the individual’s act of fraud or dishonesty, knowing and material failure to comply with applicable laws or regulations or drug or alcohol abuse; and “good reason” (under which they may terminate their employment) is defined as a reduction in the individual’s compensation or benefits, the individual’s removal from his current position or the assignment to the individual of duties or responsibilities that are inconsistent with the dignity, importance or scope of the individual’s position with us.

For purposes of all the stock option agreements, “total disability” is defined as the complete and permanent inability of the executive to perform all his duties of employment with us.

Rodney C. Sacks

Circumstances of Termination
Payments and Benefits	Death ($)	Disability ($)	Non- Renewal by Executive ($)	Cause ($)	Voluntary Termination ($)	Termination by Corporation Other Than for Cause or Disability or Termination by the Executive for Constructive Termination or Good Reason ($)	Change in Control ($)	Termination without Cause or Constructive Dismissal Following a Change in Control ($)
	(a)	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Base Salary	900,000	900,000	-	-	450,000	1,834,615	-	1,834,615
Bonus	-	-	-	-	-	1,013,850	-	1,013,850
Vacation	138,461	138,461	138,461	138,461	138,461	138,461	-	138,461
Benefit Plans	47,166	59,502	-	29,751	29,751	89,254	-	89,254
Automobile	24,801	24,801	-	-	-	37,202	-	37,202
Perquisites & Other Personal Benefits	-	-	-	-	-	-	-	-
Acceleration of Equity Awards	-	-	-	-	-	29,796,458	29,796,458	36,908,170
Total	1,110,428	1,122,764	138,461	168,212	618,212	32,909,840	29,796,458	40,021,552

(a)	Under the Sacks Employment Agreement, upon termination due to death or disability, Mr. Sacks, or his legal representative, would be entitled to continuation of base salary, payment of benefit premiums for himself and his family and automobile benefits for a period of one year from the date of termination and payment for accrued vacation.

(b)	Under the Sacks Employment Agreement, upon non-renewal by Mr. Sacks, Mr. Sacks would be entitled to payment for accrued vacation.

(c)	Under the Sacks Employment Agreement, upon termination by us for cause, Mr. Sacks would be entitled to payment of benefit premiums for himself and his family for a period of six months from the date of termination and payment for accrued vacation.

(d)	Upon voluntary termination by Mr. Sacks, Mr. Sacks would be entitled to payment of his full base salary for a period of six months from the date of termination, payment of benefit premiums for himself and his family for a period of six months from the date of termination and payment for accrued vacation.

(e)	Under the Sacks Employment Agreement, upon termination by us without cause or termination by Mr. Sacks for constructive termination, or if we elected not to renew his employment agreement, Mr. Sacks would be entitled to a payment of two times his base salary, at the rate in effect on the date of termination, and a pro-rata portion of the bonus received in the year immediately prior to the year of the termination date, payable in the same manner and at the same time as the other senior officers of the Company, as if he remained employed through the applicable payment date. In addition, Mr. Sacks would be entitled to payment of all benefit premiums and automobile benefits for the period from the date of termination through the date which is eighteen months from the date of termination. Also, in the case of termination without cause, Mr. Sacks would be entitled to two weeks base salary in lieu of notice at the rate in effect on the date of termination. In addition, under Mr. Sacks’ RSU and stock option agreements, if Mr. Sacks’ employment is terminated by us without cause or by Mr. Sacks for good reason, all equity awards will immediately become exercisable in their entirety. Finally, under Mr. Sacks’ PSU agreement, if Mr. Sacks’ employment is terminated by us without cause or by Mr. Sacks for good reason, any unvested portion of the PSU award is forfeited, except to the extent such termination occurs on or after a vesting date, in which case, such portion of the PSUs that vested on such vesting date which remains unpaid will remain eligible to be received by Mr. Sacks.

(f)	Under Mr. Sacks’ RSU and stock option agreements, upon a change in control, all RSU and stock option awards, as applicable, will immediately vest or become exercisable in their entirety. With respect to Mr. Sacks’ stock option agreements, options may, with the consent of Mr. Sacks, be purchased by the Company for cash at a price equal to the aggregate of the fair market value for one (1) share of our Common Stock less the purchase price payable by Mr. Sacks to exercise the options as set forth under each option agreement, multiplied by the number of shares of Common Stock which Mr. Sacks has the option to purchase. Under Mr. Sacks’ PSU agreement, upon a change in control: (i) within the first year of the performance period the entire award is converted to RSUs at target with as-scheduled vesting to remain unchanged; or (ii) within the second or third years of the performance period the remaining unvested portion of the PSU award is converted to RSUs with the number of shares to be converted based on actual performance for the most recently completed performance period prior to the change in control with as-scheduled vesting to remain unchanged. In the event of an involuntary termination without cause or for good reason following a change in control, all unvested RSUs (as converted from PSUs upon a change in control) become immediately vested.

(g)	Under Mr. Sacks’ PSU agreement, in the event of an involuntary termination without cause or for good reason following a change in control, all unvested RSUs (as converted from target PSUs upon a change in control (as more fully described in footnote (f) immediately above) become immediately vested.

Hilton H. Schlosberg

Circumstances of Termination
Payments and Benefits	Death ($)	Disability ($)	Non- Renewal by Executive ($)	Cause ($)	Voluntary Termination ($)	Termination by Corporation Other Than for Cause or Disability or Termination by the Executive for Constructive Termination or Good Reason ($)	Change in Control ($)	Termination without Cause or Constructive Dismissal Following a Change in Control ($)
	(a)	(a)	(b)	(c)	(d)	(e)	(f)	(g)
Base Salary	900,000	900,000	-	-	450,000	1,834,615	-	1,834,615
Bonus	-	-	-	-	-	1,013,850	-	1,013,850
Vacation	138,461	138,461	138,461	138,461	138,461	138,461	-	138,461
Benefit Plans	32,555	33,720	-	16,860	16,860	50,580	-	50,580
Automobile	31,415	31,415	-	-	-	47,122	-	47,122
Perquisites & Other Personal Benefits	-	-	-	-	-	-	-	-
Acceleration of Equity Awards	-	-	-	-	-	29,796,458	29,796,458	36,908,170
Total	1,102,431	1,103,596	138,461	155,321	605,321	32,881,086	29,796,458	39,992,798

(a)	Under the Schlosberg Employment Agreement, upon termination due to death or disability, Mr. Schlosberg, or his legal representative, would be entitled to continuation of base salary, payment of benefit premiums for himself and his family and automobile benefits for a period of one year from the date of termination and payment for accrued vacation.

(b)	Under the Schlosberg Employment Agreement, upon non-renewal by Mr. Schlosberg, Mr. Schlosberg would be entitled to payment for accrued vacation.

(c)	Under the Schlosberg Employment Agreement, upon termination by us for cause, Mr. Schlosberg would be entitled to payment of benefit premiums for himself and his family for a period of six months from the date of termination and payment for accrued vacation.

(d)	Upon voluntary termination by Mr. Schlosberg, Mr. Schlosberg would be entitled to payment of his full base salary for a period of six months from the date of termination, payment of benefit premiums for himself and his family for a period of six months from the date of termination and payment for accrued vacation.

(e)	Under the Schlosberg Employment Agreement, upon termination by us without cause or termination by Mr. Schlosberg for constructive termination, or if we elected not to renew his employment agreement, Mr. Schlosberg would be entitled to a payment of two times his base salary, at the rate in effect on the date of termination, and a pro-rata portion of the bonus received in the year immediately prior to the year of the termination date, payable in the same manner and at the same time as the other senior officers of the Company, as if he remained employed through the applicable payment date. In addition, Mr. Schlosberg would be entitled to payment of all benefit premiums and automobile benefits for the period from the date of termination through the date which is eighteen months from the date of termination. Also, in the case of termination without cause, Mr. Schlosberg would be entitled to two weeks base salary in lieu of notice at the rate in effect on the date of termination. In addition, under Mr. Schlosberg’s RSU and stock option agreements, if Mr. Schlosberg’s employment is terminated by us without cause or by Mr. Schlosberg for good reason, all equity awards will immediately become exercisable in their entirety. Finally, under Mr. Schlosberg’s PSU agreement, if Mr. Schlosberg’s employment is terminated by us without cause or by Mr. Schlosberg for good reason, any unvested portion of the PSU award is forfeited except to the extent such termination occurs on or after a vesting date, in which case, such portion of the PSUs that vested on such vesting date which remains unpaid will remain eligible to be received by Mr. Schlosberg.

(f)	Under Mr. Schlosberg’s RSU and stock option agreements, upon a change in control, all RSU and stock option awards, as applicable, will immediately vest or become exercisable in their entirety. With respect to Mr. Schlosberg’s stock option agreements, options may, with the consent of Mr. Schlosberg, be purchased by the Company for cash at a price equal to the aggregate of the fair market value for one (1) share of our Common Stock less the purchase price payable by Mr. Schlosberg to exercise the options as set forth under each option agreement, multiplied by the number of shares of Common Stock which Mr. Schlosberg has the option to purchase. Under Mr. Schlosberg’s PSU agreement, upon a change in control: (i) within the first year of the performance period the entire award is converted to RSUs at target with as-scheduled vesting to remain unchanged; or (ii) within the second or third years of the performance period the remaining unvested portion of the PSU award is converted to RSUs with the number of shares to be converted based on actual performance for the most recently completed performance period prior to the change in control with as-scheduled vesting to remain unchanged.

(g)	Under Mr. Schlosberg’s PSU agreement, in the event of an involuntary termination without cause or for good reason following a change in control, all unvested RSUs (as converted from target PSUs upon a change in control (as more fully described in footnote (f) immediately above) become immediately vested.

Thomas J. Kelly

Circumstances of Termination
Payments and Benefits	Death ($)	Disability ($)	Cause or Voluntary Termination ($)	Termination by Corporation Other Than for Cause or Disability ($)	Termination without Cause or Constructive Dismissal Following a Change in Control ($)
	(a)	(a)	(b)	(c)	(d)
Base Salary	-	-	-	-	240,000
Vacation	30,327	30,327	30,327	30,327	-
Benefit Plans	1,765	1,810	1,810	1,810	-
Automobile	-	-	-	-	-
Perquisites & Other Personal Benefits	-	-	-	-	-
Acceleration of Equity Awards	-	-	-	-	277,440
Total	32,092	32,137	32,137	32,137	517,440

(a)	Under our general employment practices, upon termination due to death or disability, Mr. Kelly, or his legal representative, is entitled to payment for accrued vacation and payment of benefit premiums for dependent for one month from the date of termination.

(b)	Under our general employment practices, upon termination by us for cause or voluntary termination by Mr. Kelly, Mr. Kelly is entitled to payment for accrued vacation and payment of benefit premiums for himself and dependent for one month from the date of termination.

(c)	Under our general employment practices, upon termination by us without cause, Mr. Kelly is entitled to payment for accrued vacation and payment of benefit premiums for himself and dependent for one month from the date of termination. Under Mr. Kelly’s PSU agreement, if Mr. Kelly’s employment is terminated by us without cause or by Mr. Kelly for good reason, any unvested portion of the PSU award is forfeited except to the extent such termination occurs on or after a vesting date, in which case, such portion of the PSUs that vested on such vesting date which remains unpaid will remain eligible to be received by Mr. Kelly.

(d)	Under Mr. Kelly’s stock option agreements, the Board may, at any time, in its sole discretion, provide that upon the occurrence of a change in control (as determined by the Board), all or a specified portion of any outstanding options not theretofore exercisable, will immediately become exercisable and that any options not exercised prior to such change in control will be canceled. Under the Amendment to Conditions of Employment of Mr. Kelly dated December 7, 1999, if, following a change in control, Mr. Kelly’s employment with us is terminated by us other than for cause or in the event that Mr. Kelly resigns under circumstances which constitute constructive dismissal by us of Mr. Kelly, then Mr. Kelly will be entitled to receive severance pay from us as follows: if termination occurs within the first six (6) months after the change in control occurs, Mr. Kelly will be entitled to six (6) months’ severance pay in the amount of $240,000; if termination occurs between six (6) and twelve (12) months after the change in control occurs, Mr. Kelly will be entitled to five (5) months’ severance pay in the amount of $200,000; if termination occurs between twelve (12) and eighteen (18) months after the change in control occurs, Mr. Kelly will be entitled to four (4) months’ severance pay in the amount of $160,000 and if the termination occurs between eighteen (18) and twenty-four (24) months after the change in control occurs, Mr. Kelly will be entitled to three (3) months’ severance pay in the amount of $120,000. Under Mr. Kelly’s PSU agreement, upon a change in control: (i) within the first year of the performance period the entire award is converted to RSUs at target with as-scheduled vesting to remain unchanged; or (ii) within the second or third years of the performance period the remaining unvested portion of the PSU award is converted to RSUs with the number of shares to be converted based on actual performance for the most recently completed performance period prior to the change in control with as-scheduled vesting to remain unchanged. In the event of an involuntary termination without cause or for good reason following a change in control, all unvested RSUs (as converted from target PSUs upon a change in control) become immediately vested.

Guy P. Carling

Circumstances of Termination
Payments and Benefits	Death ($)	Disability ($)	Cause or Voluntary Termination ($)	Termination by Corporation Other Than for Cause or Disability ($)	Termination without Cause or Constructive Dismissal Following a Change in Control ($)
	(a)	(a)	(b)	(c)	(d)
Base Salary	-	-	-	135,871	135,871
Vacation	-	-	-	-	-
Benefit Plans	-	-	-	-	-
Automobile	-	-	-	-	-
Perquisites & Other Personal Benefits	-	-	-	-	-
Acceleration of Equity Awards	-	-	-	-	554,880
Total	-	-	-	135,871	690,751

(a)	Under our general employment practices, upon termination due to death or disability, Mr. Carling, or his legal representative, is entitled to payment for accrued vacation.

(b)	Under our general employment practices, upon termination by us for cause or voluntary termination by Mr. Carling, Mr. Carling is entitled to payment for accrued vacation.

(c)	Under our general employment practices, upon termination by us without cause, Mr. Carling is entitled to payment for accrued vacation. Under the Statement of Terms and Conditions of Employment of Mr. Carling dated February 2007, if Mr. Carling’s employment is terminated, he is entitled to twelve (12) weeks of notice. In lieu of this notice, the Company may terminate Mr. Carling’s employment summarily upon payment equal to Mr. Carling’s salary calculated over Mr. Carling’s entitlement or remaining entitlement to notice. Under Mr. Carling’s PSU agreement, if Mr. Carling’s employment is terminated by us without cause or by Mr. Carling for good reason, any unvested portion of the PSU award is forfeited except to the extent such termination occurs on or after a vesting date, in which case, such portion of the PSUs that vested on such vesting date which remains unpaid will remain eligible to be received by Mr. Carling.

(d)	Under Mr. Carling’s stock option agreements, the Board may, at any time, in its sole discretion, provide that upon the occurrence of a change in control (as determined by the Board), all or a specified portion of any outstanding options not theretofore exercisable, will immediately become exercisable and that any options not exercised prior to such change in control will be canceled. Under the Statement of Terms and Conditions of Employment of Mr. Carling dated February 2007, if Mr. Carling’s employment is terminated, he is entitled to twelve (12) weeks of notice. In lieu of this notice, the Company may terminate Mr. Carling’s employment summarily upon payment equal to Mr. Carling’s salary calculated over Mr. Carling’s entitlement or remaining entitlement to notice. Under Mr. Carling’s PSU agreement, upon a change in control: (i) within the first year of the performance period the entire award is converted to RSUs at target with as-scheduled vesting to remain unchanged; or (ii) within the second or third years of the performance period the remaining unvested portion of the PSU award is converted to RSUs with the number of shares to be converted based on actual performance for the most recently completed performance period prior to the change in control with as-scheduled vesting to remain unchanged. In the event of an involuntary termination without cause or for good reason following a change in control, all unvested RSUs (as converted from target PSUs upon a change in control) become immediately vested.

Emelie C. Tirre

Circumstances of Termination
Payments and Benefits	Death ($)	Disability ($)	Cause or Voluntary Termination ($)	Termination by Corporation Other Than for Cause or Disability ($)	Termination without Cause or Constructive Dismissal Following a Change in Control ($)
	(a)	(a)	(b)	(c)	(d)
Base Salary	-	-	-	340,000	340,000
Vacation	53,308	53,308	53,308	53,308	-
Benefit Plans	757	757	757	757	-
Automobile	-	-	-	-	-
Perquisites & Other Personal Benefits	-	-	-	-	-
Acceleration of Equity Awards	-	-	-	-	554,880
Total	54,065	54,065	54,065	394,065	894,880

(a)	Under our general employment practices, upon termination due to death or disability, Ms. Tirre, or her legal representative, is entitled to payment for accrued vacation and payment of benefit premiums for herself for one month from the date of termination.

(b)	Under our general employment practices, upon termination by us for cause or voluntary termination by Ms. Tirre, Ms. Tirre is entitled to payment for accrued vacation and payment of benefit premiums for herself for one month from the date of termination.

(c)	Under our general employment practices, upon termination by us without cause, Ms. Tirre is entitled to payment for accrued vacation and payment of benefit premiums for herself for one month from the date of termination. Under the Agreement of Ms. Tirre dated May 31, 2018, if Ms. Tirre’s employment with us is terminated by us other than for cause or in the event that Ms. Tirre resigns under circumstances which constitute constructive dismissal by us of Ms. Tirre, then Ms. Tirre will be entitled to receive severance pay from us as follows: if termination occurs in month twenty-five (25) after May 31, 2018, or thereafter Ms. Tirre will be entitled to six (6) months’ severance pay in the amount of $340,000. Under Ms. Tirre’s PSU agreement, if Ms. Tirre’s employment is terminated by us without cause or by Ms. Tirre for good reason, any unvested portion of the PSU award is forfeited except to the extent such termination occurs on or after a vesting date, in which case, such portion of the PSUs that vested on such vesting date which remains unpaid will remain eligible to be received by Ms. Tirre.

(d)	Under Ms. Tirre’s stock option agreements, the Board may, at any time, in its sole discretion, provide that upon the occurrence of a change in control (as determined by the Board), all or a specified portion of any outstanding options not theretofore exercisable, will immediately become exercisable and that any options not exercised prior to such change in control will be canceled. Under the Agreement of Ms. Tirre dated May 31, 2018, if Ms. Tirre’s employment with us is terminated by us other than for cause or in the event that Ms. Tirre resigns under circumstances which constitute constructive dismissal by us of Ms. Tirre, then Ms. Tirre will be entitled to receive severance pay from us as follows: if termination occurs in month twenty-five (25) after May 31, 2018, or thereafter Ms. Tirre will be entitled to six (6) months’ severance pay in the amount of $340,000. Under Ms. Tirre’s PSU agreement, upon a change in control: (i) within the first year of the performance period the entire award is converted to RSUs at target with as-scheduled vesting to remain unchanged; or (ii) within the second or third years of the performance period the remaining unvested portion of the PSU award is converted to RSUs with the number of shares to be converted based on actual performance for the most recently completed performance period prior to the change in control with as-scheduled vesting to remain unchanged. In the event of an involuntary termination without cause or for good reason following a change in control, all unvested RSUs (as converted from target PSUs upon a change in control) become immediately vested.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation paid to our non-employee directors and Mr. Hall (an employee director) during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Kathleen E. Ciaramello (6)	50,000	165,033	-	-	215,033
James L. Dinkins	10,000	-	-	-	10,000
Gary P. Fayard	-	235,037	-	-	235,037
Mark J. Hall (5)	-	436,730	376,144	1,385,488	2,198,362
Jeanne P. Jackson	-	225,004	-	-	225,004
Steven G. Pizula	70,000	165,033	-	-	235,033
Benjamin M. Polk	-	255,107	-	-	255,107
Sydney Selati	102,500	165,033	-	-	267,533
Mark S. Vidergauz	110,000	165,033	-	-	275,033

(1)	The amounts reported in this column reflect the cash fees earned by each non-employee director in 2020. Cash fees deferred and received in the form of deferred stock units are included in the “Stock Awards” column of this Director Compensation Table.

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used in the valuation of equity awards are disclosed in Note 15 to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The non-employee directors held the following numbers of outstanding deferred stock units as of December 31, 2020: Ms. Ciaramello, 0; Mr. Dinkins, 0; Mr. Fayard, 12,744; Ms. Jackson, 3,805; Mr. Pizula, 2,585; Mr. Polk, 4,868; Mr. Selati, 0; and Mr. Vidergauz, 3,244. Only Mr. Fayard, Ms. Jackson, and Mr. Polk elected to defer a portion of their 2020 cash compensation into deferred stock units, as reflected in further detail in the table below.

Name	Grant Date of Deferred Stock Units	Number of Deferred Stock Units (#)	Grant Date Fair Value of Deferred Stock Units ($)
Gary P. Fayard	01/08/2020 04/07/2020 07/08/2020 10/07/2020	274 300 244 222	17,487 17,523 17,509 17,485
Jeanne P. Jackson	01/08/2020 04/07/2020 07/08/2020 10/07/2020	235 257 209 190	14,998 15,011 14,998 14,964
Benjamin M. Polk	01/08/2020 04/07/2020 07/08/2020 10/07/2020	353 385 314 286	22,528 22,488 22,533 22,525

(3)	The non-employee directors held the following numbers of RSUs as of December 31, 2020: Ms. Ciaramello, 0; Mr. Dinkins, 0; Mr. Fayard, 2,276; Ms. Jackson, 2,276; Mr. Pizula, 2,276; Mr. Polk, 2,276; Mr. Selati, 2,276; and Mr. Vidergauz, 2,276. For those non-employee directors who held RSUs as of December 31, 2020, such RSUs were granted on June 3, 2020 and will vest on the last business day prior to the Annual Meeting. The aggregate grant date fair value for each such grant of RSUs was $165,033, which amount, as applicable, is reflected in this column. Each RSU represents either (i) a contingent right to receive one share of the Common Stock or (ii) a cash amount equal to the number of shares received as of the vesting date (the last business day prior to the Annual Meeting). Mr. Selati retired from the Board and all committees of the Board, effective March 31, 2021. As per the terms of Mr. Selati’s award agreement, one hundred percent (100%) of Mr. Selati’s RSUs vested upon retirement.

(4)	The non-employee directors held the following numbers of outstanding stock options as of December 31, 2020: Ms. Ciaramello, 0; Mr. Dinkins, 0; Mr. Fayard, 0; Ms. Jackson, 0; Mr. Pizula, 0; Mr. Polk, 7,770; Mr. Selati, 0; and Mr. Vidergauz, 0. Mr. Polk’s 7,770 stock options had an exercise price of $11.35. With respect to Mr. Hall, the amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with ASC Topic 718.

(5)	Mr. Hall received no compensation as a director in 2020. As an employee of MEC, in 2020, Mr. Hall received a base salary of $706,154, a cash bonus award of $638,350, an automobile allowance of $10,396, a 401(k) match of $8,456, payment of benefits premiums of $21,664, a personal equipment allowance of $468, was granted 20,000 stock options under the 2011 Omnibus Incentive Plan that vest in five annual installments starting on March 13, 2021 and was granted 7,000 RSUs that vest in five annual installments starting on March 13, 2021. Mr. Hall held 215,000 outstanding stock options as of December 31, 2020.

(6)	Ms. Ciaramello resigned from the Board of Directors effective November 1, 2020. Concurrently with Ms. Ciaramello’s resignation, grants of stock awards to Ms. Ciaramello for the year ended December 31, 2020 were forfeited prior to vesting.

In 2020, non-employee directors were entitled to receive an annual cash retainer of $60,000.  Except for committee chairs, members of the Audit Committee received an additional annual cash retainer of $10,000 and members of the Compensation Committee and the Nominating and Corporate Governance Committee received an additional annual retainer of $7,500. The chairman of the Audit Committee received an additional annual retainer of $17,500 and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual cash retainer of $15,000. The Lead Independent Director received an additional annual cash retainer of $20,000. In 2020, non-employee directors were entitled to receive an annual equity retainer of approximately $165,000, delivered in the form of RSUs that generally vest one day prior to the immediately following Annual Meeting. As further described below under “Non-Employee Directors Equity Compensation Plans,” RSUs may be deferred under the Deferred Compensation Plan for Non-Employee Directors.

As described below under “Non-Employee Directors Equity Compensation Plans,” non-employee directors are subject to stock ownership guidelines that require directors to hold and retain 9,000 shares of Common Stock within three years from the date of appointment.

Non-Employee Directors Equity Compensation Plans

In 2017, the Company adopted the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors (the “2017 Directors Plan”), a successor plan to the 2009 Monster Beverage Corporation Stock Incentive Plan for Non-Employee Directors. The 2017 Directors Plan permits the granting of stock options, stock appreciation rights, restricted shares or RSUs, deferred awards, dividend equivalents and other share based-awards up to an aggregate of 1,250,000 shares of Common Stock to non-employee directors of the Company.

Each calendar year, a non-employee director will receive an annual cash retainer and an annual equity retainer, as provided for in the 2017 Directors Plan, which may be modified from time to time. Currently, with respect to equity awards, each non-employee director receives an award of RSUs at each annual meeting of the Company’s stockholders or promptly thereafter. A non-employee director’s annual award of RSUs will generally vest on earliest to occur of: (a) the last business day immediately preceding the annual meeting of the Company’s stockholders in the calendar year following the calendar year in which the grant date occurs, (b) a Change of Control (as defined in the 2017 Directors Plan), (c) the non-employee director’s death, or (d) the date of the non-employee director’s separation from service due to disability, so long as the non-employee director remains a non-employee director through such date. The Board of Directors may in its discretion award stock options, stock appreciation rights, restricted stock and other share-based awards to non-employee directors in lieu of or in addition to RSUs. The Board of Directors may amend or terminate the 2017 Directors Plan at any time, subject to certain limitations set forth in the 2017 Directors Plan.

In 2017, the Company adopted the Monster Beverage Corporation Deferred Compensation Plan for Non-Employee Directors (as a sub plan to the 2017 Directors Plan), pursuant to which the Board of Directors may permit non-employee directors to elect, at such times and in accordance with rules and procedures (or sub-plan) adopted by the Board of Directors (which are intended to comply with Code Section 409A, as applicable), to receive all or any portion of such non-employee director’s compensation, whether payable in cash or in equity, on a deferred basis. The 2017 Directors Plan was adopted to effectuate any such deferrals. The 2017 Directors Plan is administered by the Board of Directors. Each award granted under the 2017 Directors Plan will be evidenced by a written agreement and will contain the terms and conditions that the Board of Directors deems appropriate.

Under the 2017 Directors Plan, the Board of Directors requires each non-employee director to satisfy the share ownership guidelines set forth below, as may be amended by the Board of Directors from time to time. The current share ownership guidelines provide that non-employee directors of the Company must:

•	Hold at least 9,000 shares of Common Stock. For this purpose, deferred shares or deferred RSUs, to the extent vested, are deemed held.

•	The minimum stock ownership level must be achieved by each non-employee director by the third (3rd) anniversary of such non-employee director’s initial appointment to the Board of Directors.

•	Once achieved, ownership of the guideline amount should be maintained for so long as the non-employee director retains his or her seat on the Board of Directors.

•	There may be rare instances where these guidelines would place a hardship on a non-employee director. In these cases or in similar circumstances, the Board of Directors will make the final decision as to developing an alternative stock ownership guideline for a non-employee director that reflects the intention of these guidelines and his or her personal circumstances.

During 2020, each of our non-employee directors were in compliance with the share ownership guidelines.

EQUITY COMPENSATION PLAN INFORMATION

In 2016, the Company adopted the Deferred Compensation Plan, pursuant to which eligible employees may elect to defer cash and/or equity based compensation and to receive the deferred amounts, together with an investment return (positive or negative), either at a pre-determined time in the future or upon termination of their employment with the Company or its subsidiaries or affiliates that are participating employers under the Deferred Compensation Plan, as provided under the Deferred Compensation Plan and in relevant deferral elections.  Deferrals under the Deferred Compensation Plan are unfunded and unsecured.

The following table sets forth information as of December 31, 2020 with respect to shares of our Common Stock that may be issued under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by stockholders	14,920,303 (1)	$44.93 (2)	45,365,686 (3)

Equity compensation plans not approved by stockholders	-	-	-

Total	14,920,303	$44.93	45,365,686

(1)	Represents the number of shares of our Common Stock associated with stock options, RSUs, PSUs and deferred share units outstanding as of December 31, 2020.

(2)	Represents the weighted average exercise price of the 13,973,686 stock options disclosed in column (a) of this table.

(3)	Represents the number of shares of our Common Stock for the granting of stock options, stock appreciation rights, restricted stock, RSUs, performance awards, and other share-based awards under the 2020 Omnibus Incentive Plan, comprised of 32,000,000 new shares of Common Stock reserved under the 2020 Omnibus Incentive Plan and 14,169,367 shares of Common Stock that were available for grant under the 2011 Omnibus Incentive Plan as of December 31, 2019 and prior to June 3, 2020.

As of April 14, 2021, 43,547,674 shares were available for grant under equity compensation plans.

CEO PAY RATIO

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to provide the ratio of the annual total compensation of Mr. Sacks, who served as the Company’s Chief Executive Officer in 2020, a position he has kept since November 1990, to the annual total compensation of the median employee of the Company for 2020.

To identify, and to determine the annual total compensation of, the median employee in 2020 we used the following methodology:

•	As of December 31, 2020, we employed approximately 3,600 employees globally.
•	We collected payroll data of all active full-time and part-time employees globally as of December 31, 2020, which is also the date the Company selected for identifying its median employee.
•	We applied a 6-month average exchange rate from July 1, 2020 through December 31, 2020, to convert all international currencies into U.S. dollars.
•	We used total cash compensation as of December 31, 2020 which includes base pay, bonus and other prevalent local allowances in certain foreign countries, as our consistently applied compensation measure, which we believe reasonably reflects the annual compensation of our employees (given the limited number of employees who receive equity awards) and consistently applies to all of our employees.
•	We annualized total cash compensation for full-time and part-time employees who were hired in 2020.
•

Using this methodology, we determined that the median employee was a non-exempt, full-time employee located in the U.S. with an annual total compensation of $63,885 for 2020, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which is the same manner in which Mr. Sacks’ annual total compensation was calculated in the Summary Compensation Table.

As reported in the Summary Compensation Table, Mr. Sacks’ annual total compensation for 2020 was $15,563,685, and the median annual total compensation of all employees of the Company and its subsidiaries (other than Mr. Sacks) was $63,885. Based on this information, for 2020, the ratio of the compensation of Mr. Sacks to the median annual total compensation of all other employees (other than Mr. Sacks) was estimated to be 244:1.

Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the above disclosure may not be comparable to the pay ratio reported by other companies and is only a reasonable estimate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The Board has determined that Messrs. Dinkins, Fayard, Pizula, Polk and Vidergauz and Ms. Jackson are independent directors under applicable Nasdaq Stock Market Rules and SEC regulations.

Each director and nominee for election as a director delivers to the Company annually a questionnaire that includes, among other things, information relating to any transactions the director or nominee, or their family members, may have with the Company, or in which the director or nominee, or such family member, has a direct or indirect material interest.

The Board, as well as its Audit Committee, reviews, approves and oversees all related-party transactions. The Audit Committee’s policies and procedures for related-party transactions are not in writing, but the proceedings are documented in the minutes of the Board and/or Audit Committee meetings. The Audit Committee will assess, among factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee is responsible for reviewing all related-party transactions on a continuing basis as well as potential conflict of interest situations where appropriate. No director will participate in any discussion or approval of a transaction for which he is a related party, except that this director will provide all material information concerning the transaction to the Audit Committee.

During 2020, we purchased promotional items from IFM Group, LLC (“IFM”). Rodney C. Sacks, through certain trusts, owns approximately 27% of the membership interests in IFM. Members of Mr. Schlosberg’s family own approximately 53% of the membership interests in IFM. Expenses incurred with such company in connection with promotional materials purchased during the fiscal years ended December 31, 2020 and 2019 were $2.1 million and $1.5 million, respectively. We continue to purchase promotional items from IFM in 2021.

In December 2018, the Company and Mark J. Hall, an employee and director of the Company, entered into a 50-50 partnership that purchased land, and real property thereon, in Kona, Hawaii for the purpose of producing coffee products. The Company’s initial 50% contribution of $1.9 million was accounted for as an equity investment. During the year ended December 31, 2020, the Company recorded an equity loss of $0.3 million. As of December 31, 2020, the Company’s equity investment is $1.6 million.

Carly Rothenberg, who joined the Company’s legal department in August 2016 from a top-tier international law firm, is Mr. Schlosberg’s daughter.  The aggregate value of compensation paid to Ms. Rothenberg in 2020 was less than $220,000, including equity awards, computed in accordance with ASC Topic 718. Her compensation, including her equity awards, is comparable to other employees of the Company who hold analogous positions.

AUDIT COMMITTEE

For the fiscal year ended December 31, 2020, the Company’s Audit Committee was comprised of Mr. Fayard, Mr. Pizula and Mr. Selati. Mr. Selati served as Chairman. The Board of Directors amended and restated the written charter for the Audit Committee in February 2019, a copy of which is available on our website at http://investors.monsterbevcorp.com/governance.cfm. The Board of Directors has determined that the members of the Audit Committee, Mr. Fayard, Mr. Pizula and Mr. Vidergauz, are “independent,” as defined in the Nasdaq Stock Market Rules and SEC regulations relating to audit committees, meaning that they have no relationship to the Company that may interfere with the exercise of independent judgment in carrying out their responsibilities of a director.

Duties and Responsibilities

The Audit Committee consists of three or more independent directors (as independence is defined by Nasdaq Stock Market Rule 5605(a)(2) and SEC regulations). Our Board of Directors has determined that each of Mr. Fayard and Mr. Pizula qualify as (1) an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act, and (2) independent as defined by the Nasdaq Stock Market Rules and Section 10A(m)(3) of the Exchange Act. The Audit Committee appoints, determines funding for, oversees and evaluates the independent registered public accounting firm with respect to accounting, internal controls and other matters and makes other decisions with respect to audit and finance matters, including the review of our quarterly and annual filings on Form 10-Q and Form 10-K, respectively. The Audit Committee also pre-approves the retention of the independent registered public accounting firm and the independent registered public accounting firm’s fees for all audit and non-audit services provided by the independent registered public accounting firm, and determines whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. In addition, during 2020, the principal internal auditor and management documented, tested and evaluated the Company’s internal control over financial reporting system in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice during the process. In connection with this oversight, the Audit Committee received periodic updates provided by the principal internal auditor, management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm at least quarterly at an Audit Committee meeting. All members of the Audit Committee have a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements and all have account or related financial management expertise.

Pursuant to authority delegated by the Board of Directors and the Audit Committee’s written charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of the Company’s financial statements;
•	the Company’s systems of internal controls regarding finance and accounting as established by management;
•	the qualifications and independence of the independent registered public accounting firm;
•	the performance of the Company’s independent registered public accounting firm;
•	the Company’s auditing, accounting and financial reporting processes generally; and
•	compliance with the Company’s ethical standards for senior financial officers and all personnel.

In fulfilling its duties, the Audit Committee maintains free and open communication with the Board, the independent registered public accounting firm, financial management and all employees.

Report of the Audit Committee

In connection with these responsibilities, the Audit Committee met with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to review and discuss the Company’s audited financial statements for the fiscal year ended December 31, 2020. The Company believes that its choice to use Deloitte & Touche LLP to review, audit and discuss the Company’s financial statements for the fiscal year ended December 31, 2020 is in the best interests of the Company and its stockholders. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee also received from Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence. The Audit Committee is actively engaged in a dialogue with Deloitte & Touche LLP with respect to any disclosed relationships or services that might affect Deloitte & Touche LLP’s objectivity and independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Audit Committee
Steven G. Pizula, Chairman
Gary P. Fayard

Principal Accounting Firm Fees and Services

Fees of Independent Registered Public Accounting Firm for 2020 and 2019

Aggregate fees billed and unbilled to the Company for service provided for the fiscal years ended December 31, 2020 and 2019 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”):

	Year ended December 31,
	2020	2019
Audit Fees	$1,963,771	$1,760,953
Tax Fees[1]	1,262,445	925,175
All Other Fees[2]	11,895	-
Total Fees[3]	$3,238,111	$2,686,128

1 Tax fees consisted of fees for tax consultation services including advisory services for domestic and international tax advice.

2 All other fees consisted of fees incurred in connection with other transactions for the Company and subscription fees for use of accounting research tools.

3 For the years ended December 31, 2020 and 2019, all of the services performed by Deloitte & Touche were approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit, non-audit and tax services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In August 2020, the Audit Committee adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. The policy provides for (i) general pre-approval of certain audit, non-audit and tax services which do not exceed a specified dollar threshold approved by the Audit Committee; (ii) specific pre-approval by the Chairman of the Audit Committee of certain audit, non-audit and tax services between the dollar threshold referenced in (i) above and a specified dollar threshold approved by the Audit Committee; and (iii) specific pre-approval by a quorum of the full Audit Committee of certain audit, non-audit and tax services above the threshold referenced in (ii) above. Any services not listed in the policy must be preapproved individually by the full Audit Committee. The Audit Committee is provided updates, at least quarterly, regarding the services provided by the independent registered public accounting firm in accordance with the pre-approval policies. All services in the table above were approved by the Audit Committee.

COMPENSATION COMMITTEE

For the fiscal year ended December 31, 2020, the Company’s Compensation Committee was comprised of Mr. Polk, Mr. Selati and Mr. Vidergauz. Mr. Vidergauz served as Chairman. The Company’s Compensation Committee is currently comprised of Ms. Jackson, Mr. Polk and Mr. Vidergauz. The Board of Directors amended and restated the written charter for the Compensation Committee in February 2019, a copy of which is available on our website at http://investors.monsterbevcorp.com/governance.cfm. The Compensation Committee is responsible for reviewing, developing and recommending to the Board the appropriate management compensation policies, programs and levels, and reviewing the performances of the Chief Executive Officer, President and other senior executive officers periodically in relation to certain objectives. The Compensation Committee is ultimately responsible for determining, affirming or amending the level and nature of executive compensation of the Company. The Compensation Committee has access, at the Company’s expense, to independent, outside compensation consultants for both advice and competitive data for the purpose of making such determinations.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Mr. Polk, Mr. Selati and Mr. Vidergauz served on the Compensation Committee during the 2020 fiscal year.  No member of the Compensation Committee is now, or during 2020 was, an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee was formerly an officer of the Company or any of its subsidiaries.  During 2020, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions.  In 2020, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

For the fiscal year ended December 31, 2020, the Company’s Nominating and Corporate Governance Committee was comprised of Mr. Polk, Mr. Selati and Mr. Vidergauz. Mr. Polk served as Chairman. The Company’s Nominating and Corporate Governance Committee is currently comprised of Mr. Fayard, Mr. Polk and Mr. Vidergauz. In February 2019, the Board of Directors renamed the Nominating Committee the “Nominating and Corporate Governance Committee.” The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities by establishing, and submitting to the Board for approval, criteria for the selection of new directors, identifying and approving individuals qualified to serve as members of the Board, selecting director nominees for our annual meetings of stockholders, evaluating the performance of the Board, reviewing and recommending to the Board any appropriate changes to the committees of the Board, and developing and recommending to the Board corporate governance guidelines and oversight with respect to corporate governance. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our website at http://investors.monsterbevcorp.com/governance.cfm.

Process for Selection and Nomination of Directors

In connection with the process of selecting and nominating candidates for election to the Board, the Nominating and Corporate Governance Committee reviews the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. Among the qualifications to be considered in the selection of candidates, the Nominating and Corporate Governance Committee considers the experience, knowledge, skills, expertise, diversity, personal and professional integrity, character, business judgment, time available in light of other commitments and dedication of any particular candidate, as well as such candidate’s past or anticipated contributions to the Board and its committees so that the Board includes members, where appropriate, with diverse backgrounds, knowledge and skills relevant to the business of the Company. The charter for the Nominating and Corporate Governance Committee specifically states that diversity of race, ethnicity, gender, sexual orientation and gender identity are factors in evaluating suitable candidates for Board membership. See “Deadlines for Receipt of Stockholder Proposals” for

information regarding nominations of director candidates by stockholders for the 2022 annual meeting of stockholders.

Though the Nominating and Corporate Governance Committee does not solicit recommendations for director candidates, the Nominating and Corporate Governance Committee has a policy regarding the consideration of any director candidates recommended by stockholders. Suggestions for candidates to the Board may be made in writing and mailed to the Nominating and Corporate Governance Committee, c/o Office of the Secretary, Monster Beverage Corporation, 1 Monster Way, Corona, CA 92879. Nominations must be submitted in a manner consistent with our by-laws. We will furnish a copy of the by-laws to any person, without charge, upon written request directed to the Office of the Secretary at our principal executive offices. Each candidate suggestion made by a stockholder must include the following:

•	the candidate’s name, contact information, detailed biographical material, qualifications and an explanation of the reasons why the stockholder believes that this candidate is qualified for service on the Board;

•	all information relating to the candidate that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or as otherwise required, under the securities laws;

•	a written consent of the candidate to be named in a Company proxy statement as a nominee and to serve as a director, if elected; and

•	a description of any arrangements or undertakings between the stockholder and the candidate regarding the nomination.

Our Nominating and Corporate Governance Committee will evaluate all stockholder-recommended candidates on the same basis as any other candidate.

Director Resignation Policy

The Board has a director resignation policy. This policy provides that, in an uncontested election, any incumbent director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election must promptly tender his or her resignation to the Board following certification of the election results. The Nominating and Corporate Governance Committee will review the circumstances surrounding the election and recommend to the Board whether to accept or reject the resignation. The Board must act on the tendered resignation. If such resignation is rejected, the Board must publicly disclose its decision, together with the rationale supporting its decision, within 90 days after certification of the election results. A copy of the director resignation policy is available on our website at http://investors.monsterbevcorp.com/governance.cfm.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021

The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2021. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company asks our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement.

Our executive compensation program for our Named Executive Officers is designed to motivate our executive talent, to reward those individuals fairly over time for achieving performance goals, to retain those individuals who continue to perform at or above the levels that are deemed essential to ensure our long-term success and growth and to attract, as needed, individuals with the skills necessary for us to achieve our business plan.  We believe our compensation policies are designed to reinforce a sense of ownership and overall entrepreneurial spirit and to link rewards to measurable corporate and qualitative individual performance.  In addition, the Compensation Committee has made several key enhancements in 2020 to our compensation program in response to feedback from stockholders. See “Compensation Discussion and Analysis” above.

We urge stockholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables and narrative that follow it. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.

The Board requests that stockholders approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Monster Beverage Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s Annual Meeting of Stockholders.

While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board and the Compensation Committee intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program. The Board has adopted a policy of providing for annual advisory votes from stockholders on the compensation of our Named Executive Officers. The next such vote will occur at our 2022 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL REGARDING A BY-LAW AMENDMENT FOR AN ANNUAL VOTE AND REPORT ON CLIMATE CHANGE

The Company received the following resolution and supporting statement submitted by As You Sow, 2150 Kittredge St., Suite 450, Berkeley, CA 94704, on behalf of Booth Investments, LLC, 1901 Harrison St Ste 1580, Oakland, CA 94612, the proponent and beneficial owner of 57 shares of the Company’s common stock and is including the proposal in this Proxy Statement in accordance with Rule 14a-8 under the Exchange Act.

The following stockholder proposal (the “Proposal”) and supporting statement are presented as received in accordance with SEC rules, and the Company disclaims any responsibility for their content.

By-Law Amendment for an Annual Vote and Report on Climate Change

Whereas: The increasing rate and number of climate-related disasters affecting society is causing alarms to be raised within the executive, legislative1 and judicial2 branches of government, making the corporate sector’s contribution to climate mitigation a significant policy issue;

The Commodity Futures Trading Commission recently issued a report3 finding that climate change poses a significant risk to, and could impair the productive capacity of, the U.S. economy;

Shareholders are increasingly concerned about material climate risk to both their companies and their portfolios and seek clear and consistent disclosures from the companies in which they invest, including credible climate transition plans;

BlackRock notes that investment flows into “sustainable” and climate aligned assets will drive long term outperformance;4

In response to material climate risk, the steering committee of the Climate Action 100+ initiative, a coalition of more than 500 investors with over $52 trillion in assets, issued a Net Zero Company Benchmark (Benchmark) outlining metrics that create climate accountability for companies and transparency and comparability for shareholders on greenhouse gas (GHG) emissions, GHG targets, improved climate governance, and climate related financial disclosures;

Climate-related decisions by a company have portfolio-wide and economy-wide implications. Disclosing reduction targets, detailing strategies for embedding climate change throughout a company’s business models and services, and providing progress therein to shareholders, is an important means of assuring shareholders that management is taking seriously the risks associated with climate change. Shareholders believe that planning and reporting by Monster Beverage Corporation on its climate transition plans and strategies will benefit the company and its investors, as well as global climate change objectives.

1 https://www.govtrack.us/congress/bills/subjects/climate_change_and_greenhouse_gases/6040#sort=-introduced_ date

2 https://www.nature.com/articles/d41586-020-00175-5

3 https://www.cftc.gov/sites/default/files/2020-09/9-9-20%20Report%20of%20the%20Subcommittee%20on%20 Climate-Related%20Market%20Risk%20-%20Managing%20Climate%20Risk%20in%20the%20U.S.%20Financial %20System%20for%20posting.pdf

4 https://www.blackrock.com/corporate/literature/whitepaper/bii-portfolio-perspectives-february-2020.pdf

Monster currently has no reporting of its Scope 1, 2, or 3 greenhouse gas emissions, nor has it disclosed its climate transition planning, if any.

Therefore it is hereby resolved by investors to Amend Article I of the Bylaws by adding the following section:

Section 16. Annual Proxy Vote and Report on Climate Change. The annual corporate proxy statement shall include a proposal requesting an advisory vote by shareholders expressing non-binding advisory approval or disapproval of the Company’s publicly available climate policies and strategies, in consideration of key climate benchmarks.

The Board of Directors is authorized to include in the Company’s annual proxy statement, or publish elsewhere, a report that characterizes the scale and pace of its responsive measures associated with climate change, including referring, at Board discretion, to the Company’s alignment with climate-related benchmarks.

Nothing in this section shall be construed as constraining the discretion of the board or management in disclosing or managing issues related to a climate change transition.

THE COMPANY’S STATEMENT IN OPPOSITION

The Board has considered the Proposal and believes that amending the Company’s by-laws in the manner contemplated by the Proposal is unnecessary and not in the best interests of the Company or its stockholders. The Company recognizes the importance of the issue of climate change. In opposing the Proposal, the Company does not mean to show a lack of concern by the Board or the Company for this topic. Rather, the Company is merely resisting the amendment of the Company’s by-laws and dedication of Company resources to conducting a non-binding advisory vote and publishing a report that would duplicate existing efforts and disclosures.

The Company is investing time, effort and resources towards sustainability and working to reduce the Company’s impact on the environment through certain initiatives and conservation programs. Over the past several years, the Company has expanded its climate change efforts and disclosures, including the following:

•	Over 95% of the Company’s products are now sold in aluminum cans, which are 100% recyclable and approximately 73% of each can is sourced from recycled beverage containers.

•	The Company’s corporate headquarters are LEED Gold and ENERGY STAR certified and the Company’s warehouse is also LEED certified.

•	The Company’s cold drink equipment in the U.S. is ENERGY STAR certified.

•	The Company’s recycling program, which recycles cans, bottles, paper, cardboard, plastic, batteries, and printer cartridges, saves thousands of pounds of recyclable materials from entering landfills each year.

•	In 2020, the Company retained a specialized third-party service provider to conduct a climate change risk assessment and complete an inventory of the Company’s greenhouse gas emissions.

•	The Company responded to the Carbon Disclosure Project’s (“CDP”) Climate Change questionnaire in 2020, which reported on the Company’s Scope 1 and Scope 2 emissions from the Company’s U.S. operations.

•	In 2021, the Company formed a sustainability task force comprised of Company employees.

•	The Company is currently collecting data to be able to include Scope 1 and Scope 2 emissions from international operations as well as Scope 3 emissions in its future reporting including CDP later this year.

•	The Company will be publishing a sustainability report in the second quarter of 2021, which will report on the Company’s efforts related to climate change.

In addition, the Company is currently evaluating the following additional sustainability measures:

•	Conducting a water risk assessment.

•	Establishing greenhouse gas, energy and water reduction goals.

•	Further light-weighting of product packaging and marketing materials.

•	The installation of solar panels at corporate headquarters and warehouse facilities.

•	The incorporation of alternative fuel vehicles into the Company’s fleet.

•	The addition of more employee vehicle charging stations at the Company’s corporate he adquarters.

•	The potential partnership with organizations who preserve and replant rainforests.

Despite these strides, the Proposal diverts focus, and stalls momentum, by seeking a by-law amendment, annual vote and report.

Given the Company’s existing attention to climate change-related issues, holding an annual non-binding, advisory vote of the Company’s stockholders is an unnecessary burden for the Company. The Company recognizes the importance of the issue of climate change and the need to provide the Company’s stockholders with relevant disclosure to evaluate the Company’s climate change policies and strategies. Accordingly, the Company frequently engages with interested investors regarding the issue of climate change and these engagements already provide the Company with the input from investors as is sought by the Proposal. The additional advisory vote requested by the Proposal would result in an unnecessary and unproductive use of the Company’s time and resources and the Board believes the interests of the Company’s stockholders are better served by the deliberate, thoughtful decisions and analysis of Company management, made with Board oversight.

The authorization to include in the Company’s proxy or elsewhere a report characterizing the scale and pace of the Company’s responsive measures associated with climate change is duplicative to the Company’s current reporting. The Company’s 2020 CDP response, as well as the disclosures in its upcoming sustainability report and 2021 CDP response provide the reporting that is sought by the Proposal. As a result, the amendment to the Company’s by-laws set forth in the Proposal is unnecessary. Providing such duplicative disclosure in the proxy or another report would require significant costs, both in dollars and employee time, which outweigh the potential benefits of such a report.

While the Proposal states that the Company “currently has no reporting of its Scope 1, 2 or 3 greenhouse gas emissions” and that it has not “disclosed its climate transition planning,” the Company does have such disclosure. As stated above, the Company’s 2020 CDP response included the Company’s Scope 1 and Scope 2 emissions from the Company’s U.S. operations. The Company is collecting data to be able to include Scope 1 and Scope 2 emissions from international operations as well as Scope 3 emissions in its future reporting. The Company’s 2020 CDP response also discusses the ways that the Company has responded and adapted to climate change-related risks. Accordingly, the single sentence of the Proposal that actually addresses the Company’s climate change disclosures is not accurate.

While the Proposal states that Article I of the Company’s by-laws should be amended to add Section 16, the Company’s by-laws already include a Section 16 in Article I. Currently, Article I, Section 16 of the Company’s by-laws provide for proxy access for director nominations. The Proposal as submitted is not accurate and would be detrimental to stockholders as it would require replacing an advisory vote on climate policies in place of stockholders right to nominate directors by proxy access.

We appreciate that climate change is a concern, including to our stockholders. That is why the Company is taking the actions stated above. For the reasons stated above, the Board believes that instituting the by-law amendment called for by the Proposal is unnecessary and not in the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE BY-LAW AMENDMENT FOR AN ANNUAL VOTE AND REPORT ON CLIMATE CHANGE PROPOSAL.

OTHER MATTERS

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by calling the toll free number or over the internet or, if you requested to receive printed proxy materials, by marking, signing, dating and returning your proxy card.

COMMUNICATING WITH THE BOARD

Stockholders, employees and other individuals interested in communicating with the Chairman and Co-CEO should write to the address below:

Rodney C. Sacks, Chairman and Co-CEO

Monster Beverage Corporation

1 Monster Way

Corona, CA 92879

Those interested in communicating directly with the Board, any of the committees of the Board, the Lead Independent Director, and the non-employee directors as a group or individually should write to the address below:

Office of the Corporate Secretary

Monster Beverage Corporation

1 Monster Way

Corona, CA 92879

FORM 10-K AND OTHER DOCUMENTS AVAILABLE

A copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2020, as filed with the SEC, is available over the internet at the SEC’s website, www.sec.gov, or on our website at www.monsterbevcorp.com. The Annual Report on Form 10-K, as amended, is also available without charge to any stockholder upon request to:

Monster Beverage Corporation

1 Monster Way

Corona, CA 92879

(951) 739-6200 * (800) 426-7367

Additionally, charters for certain of the committees of the Board of Directors and the Lead Independent Director as well as the Company’s Code of Business Conduct and Ethics and Director Resignation Policy are available on our website.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the captions “Compensation Committee Report,” and “Report of the Audit Committee” shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 28, 2021	/s/ Rodney C. Sacks
RODNEY C. SACKS
Chairman of the Board of Directors

Appendix A – Reconciliation of GAAP and Non-GAAP Information

The Company provides certain non-GAAP financial measures in this proxy statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States.

Our non-GAAP financial measure of Adjusted Operating Income excludes the below listed adjustments, as they do not contribute to a meaningful evaluation of the Company’s future operating performance or comparisons to the Company’s past operating performance. The GAAP measure most directly comparable to Adjusted Operating Income is Operating Income. Adjusted Operating Income may have limitations as an analytical tool. This measure should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other companies may calculate this non-GAAP financial measure differently than the Company does, limiting the usefulness of such measure for comparative purposes.

Annual Incentive Program Reconciliation of Operating Income to Adjusted Operating Income

(In Thousands)	For the Year Ended December 31, 2020
Operating Income	$ 1,633,153

Adjustments to Operating Income:
Depreciation and amortization	26,099
Distributor terminations[1]	230
Foreign exchange rate deviations from budget[2]	17,000
Regional health emergencies (COVID-19)[3]	(55,000)
Total adjustments to Operating Income	(11,671)

Adjusted Operating Income	$ 1,621,482

1Represents costs incurred to terminate existing distributors.

2Represents impact of foreign currency exchange rate deviations from budget on net sales, cost of sales and operating expenses.

3Represents the estimated net impact of COVID-19 due to decreased expenditures for sponsorship and endorsements and travel and entertainment partially offset by decreased gross profit.

A-1

Our non-GAAP financial measure of Adjusted Diluted EPS excludes the below listed adjustments, as they do not contribute to a meaningful evaluation of the Company’s future operating performance or comparisons to the Company’s past operating performance. The GAAP measure most directly comparable to Adjusted Diluted EPS is Diluted EPS. Adjusted Diluted EPS may have limitations as an analytical tool. This measure should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other companies may calculate this non-GAAP financial measure differently than the Company does, limiting the usefulness of such measure for comparative purposes.

Long Term Incentive Program Reconciliation of Diluted EPS to Adjusted Diluted EPS

For the Year Ended December 31, 2020
Diluted EPS	$ 2.636

Adjustments to Diluted EPS:
Depreciation and amortization	0.042
Distributor terminations[1]	-
Foreign exchange rate deviations from budget[2]	0.028
Regional health emergencies (COVID-19)[3]	(0.089)
Foreign currency loss[4]	0.018
Intra-entity transfer of intangible assets[5]	(0.309)
Total adjustments to diluted EPS	(0.310)

Adjusted Diluted EPS	$ 2.326

1Represents costs incurred to terminate existing distributors.

2Represents impact of foreign currency exchange rate deviations from budget on net sales, cost of sales and operating expenses.

3Represents the estimated net impact of COVID-19 due to decreased expenditures for sponsorship and endorsements and travel and entertainment partially offset by decreased gross profit.

4Represents foreign currency losses recognized.

5Represents the reduction in provision for income taxes due to an intra-entity transfer of intangible assets between certain of the Company's foreign subsidiaries.

A-2

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com MONSTER BEVERAGE CORPORATION 1 MONSTER WAY CORONA, CA 92879 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/MNST2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D47459-P55270 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MONSTER BEVERAGE CORPORATION For Withhold For All To withhold authority to vote for any individual THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3 AND "AGAINST" PROPOSAL 4. All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Proposal to elect nine Directors: Nominees: !!! Rodney C. Sacks Hilton H. Schlosberg Mark J. Hall James L. Dinkins Gary P. Fayard Jeanne P. Jackson Steven G. Pizula Benjamin M. Polk Mark S. Vidergauz For Against Abstain Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year!!! ending December 31, 2021. Proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.!!! To consider a stockholder proposal regarding a by-law amendment for an annual vote and report on climate change; if properly presented at the!!! Annual Meeting. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The shares represented in this proxy card will be voted as directed above. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3 AND "AGAINST" PROPOSAL 4. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and 10-K Wrap are available at www.proxyvote.com. D47460-P55270 PROXY FOR MONSTER BEVERAGE CORPORATION THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2021 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Monster Beverage Corporation (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2021, and hereby appoints Rodney C. Sacks and Hilton H. Schlosberg, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 15, 2021 at 2:30 p.m. PDT, virtually at www.virtualshareholdermeeting.com/MNST2021, and at any postponement or adjournment thereof, and to vote all the stock of the Company that the undersigned would be entitled to vote as designated on the reverse hereof, on the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. In their discretion, such proxies are each authorized to vote upon such other business as may properly come before such Annual Meeting of Stockholders or any adjournment or postponement thereof. (Continued and to be signed on the reverse side)